Exhibit 99.1

C O R P O R A T E    P A R T I C I P A N T S

Scott Griffin, Vice President, Communications

David Fischer, President and Chief Executive Officer

Peter Watson, Chief Operating Officer

Ivan Signorelli, Global President, EMEA

Darren Cherry, Division President, North America and RIPS

Dano Lister, Division President, Flexible Products and Services

Tim Bergwall, Division President, Paper Packaging and Services

Larry Hilsheimer, Executive Vice President and Chief Financial Officer

Addison Kilibarda, Senior Vice President, Transformation and Strategy

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Ghansham Panjabi, Robert W. Baird, Analyst

George Staphos, Bank of America Merrill Lynch, Analyst

Adam Josephson, KeyBanc Capital Markets, Analyst

Mark Wilde, BMO Capital Markets, Analyst

Chris Manuel, Wells Fargo, Analyst

Alfredo Jollon, Acrux Funds, Chief Investment Officer

P R E S E N T A T I O N

Scott Griffin, Vice President, Communications

Hello, good morning, everyone. It’s my pleasure to welcome you to Greif’s Investor Day, The Path of Transformation. Just a special request – if you could silence any phones or iPads, we’d appreciate that. In the event there is an emergency, please use the exits, the doors behind you, turn right and use the steps to go down to the main floor and make a left and go out the front door.

Greif, Inc. – Investor Day, January 21, 2015

I’m now on Slide 3. This is the Safe Harbor statement. The information provided today contains forward-looking statements. Actual results may differ materially from those that may be expressed or implied. The presentations may also contain non-GAAP financial measures.

I am now on Slide 4. This is the agenda today. I’d like to note those that will be presenting from Greif. Our President and Chief Executive Officer, David Fischer, will be kicking it off, followed by some comments from our CFO, Larry Hilsheimer. Pete Watson, our Chief Operating Officer, will be making comments today. From the—representing the businesses, on my left here are Global President of EMEA and APAC, Ivan Signorelli; Division President, North America and RIPS Division, Darren Cherry; our Division President, FPS, Dano Lister; and our Division President from Paper, Tim Bergwall. I’d also like to note in the room from Greif includes our Executive Vice President and General Counsel, Gary Martz; our Senior Vice President of Transformation and Strategy, Addison Kilibarda; our Vice President of Treasury, Nadeem Ali; Michael Welsh, Global IT and Infrastructure; and the young lady that greeted you, but she’s not here yet, Amanda Coulter, who heads up our Commercial Excellence and Marketing.

I am now on Slide 5. We have the good fortune of having a large number of folks that are joining us virtually via the Web. I’d like to encourage those folks to please email or text questions they might have. We’ll be having a Q&A session after the formal remarks are made. Again, please text your questions to 740-417-3727 or email them to investorday@greif.com, and we will be introducing those questions into the format at the end.

It’s now my pleasure to introduce our President and Chief Executive Officer, David Fischer.

David Fischer, President and Chief Executive Officer

Thanks, Scott. Before I get started, I want to welcome each and every one of you to this investor conference today. It’s a heck of a turnout. This room looked a little bigger before all of you showed up. We weren’t expecting such a great turnout, so we appreciate your time. It’s the most valuable resource each of us have in our lives, and we appreciate yours.

As part of that housekeeping, this presentation, this discussion, this meeting is for you folks, so we’re going to ask you to sit and listen to our story for maybe a couple of hours. If you feel uncomfortable and you want to get a cup of coffee, you want to use the restroom, you’re not going to bother us at all. So make yourselves at home, get up, do what you have to do and we’ll get through this.

One of the things that we’re going to do, a slight deviation from the agenda that Scott just covered, is we’re going to take about the first 10 or 15 minutes and cover a couple of questions around our dividend and cash flow that came up on last week’s call. Why are we doing that? We’re doing that because we got an unusual amount of questions about that subject after the call – actually, during the call and after the call – and we feel like we didn’t do a very good job of explaining our situation; and because our dividend is such a key component of our stock ownership, we felt like we’d just address that issue right out of the chute and then later, when we have a question and answer period, we’ll be able to dive into it even further if you have specific questions that we don’t answer.

So I’m going to invite Larry Hilsheimer, our CFO, to come up just for the next 10 or 15 minutes to cover some key inputs and hopefully give you some better transparency on that key subject that came up last week. Then we’ll skip to here and go into the future state of Greif and talk about the transformation. Thank you very much.

Larry Hilsheimer, Executive Vice President and Chief Financial Officer

Thanks, David. Good morning, everyone. I’m really pleased to have the opportunity to get together with you and thank you for joining us. As David said, I’ll cover off primarily right now on the cash dividend question, but as we committed to you, we are going to be providing supplemental information for all of you in an appendix that we’ll be posting later to address some specific questions that were discrete and specific to particular individuals, so not necessarily everyone. So some people had some questions,

Greif, Inc. – Investor Day, January 21, 2015

some more detail on the taxes and some people had some questions about the currency and, you know, other matters like that. So we’ll be posting an appendix that I believe will provide more detail than probably any company in the world has ever provided to anybody.

There’s always a risk to that. I was talking a little bit with Chris. I said, “You know, you have this dilemma. I got some CFO friends of mine saying, ‘Why in the world would you provide all this detail? You’re just creating more problems for yourself’,” and I committed to you when I came in that I’m going to be transparent, and that’s what we’re trying to do. My hope is that the information that we provide will answer the questions you have and that’ll be sufficient. If we end up having a lot of additional inquiries about the information from lots of people, then we’ll schedule another call and just let you ask your questions to your heart’s content. But if—I don’t think there will be —it’ll actually be necessary after you see the information.

We’re going to post it later. I would really love it if most of the questions today end up being about the future and what the rest of the team’s talking about today. That’s why we scheduled this in the first place, and it’s unfortunate that some of the noise about just getting our accounting in the way that David Lloyd and I believe and Deloitte and now E&Y concurs it should have been, and that’s what has taken the extra time to file. For those of you who didn’t see, we did file the K this morning, so that’ll provide a plethora of other information for you. But again, we’re trying to be responsive to your requests and hopefully the information we provide will satisfy this need.

So let me go to this, and again, this is posted material. This is a high level EBITDA bridge, and I know it’s pretty difficult to see. Believe it or not, it’s a lot easier to see than the one that will be in the supplemental information which breaks down then the additional categories. You see we start on the left with just our net income. You know, you’ve then got it adjusted for the normal depreciation, interest, taxes is that green line. You get to an adjusted. Then you have all the special items. Then you have the non-recurring items that we had this year, Hadimkoy, weather and all that stuff. It takes you to an adjusted EBITDA, and then we bridge to this year’s with the currency impacts that we discussed, operational impacts, and we get you to an EBITDA for ’15.

You know, the precision indicated is just our numbers. It’s not like we say, “Oh yeah, this is exactly where we’re going to be.” That’s why we provide a range. In business, as you know, things happen day to day and so we try to, at the beginning of the year, have a reasonable range, and as we get closer to the end of the year, we have a better confidence level with where we’re headed. So that’s what we’re trying to provide to you here, and as I said, this bridge is further enhanced by a more detailed waterfall that takes each of those green and red bars and breaks it into more detail for you, and that’ll be in the supplement that we’ll post later.

So then I go to the cash and this is then bridging from the prior slide, that ending ’15 EBITDA, and it takes you through. We’re expecting 150 million of cash capital expenditures. We then have, you know, the interest expense that we expect to incur, and then the third one, the cash taxes, and let me pause on that. So there’s 80 million here and one of the things that I didn’t do a justice to in the explanation last week is—somebody asked about our cash tax rate and that, and our supplemental provides you a lot of detail on our taxes and why we think our effective tax rate’s going to be much less this year and the mix and what countries and all that kind of thing.

However, the fundamental element about cash flow and taxes—and I used to be a tax guy for, you know, first 15 years of my career. The game on taxes in the US is how do you defer when you pay it? Okay. It’s very difficult to permanently eliminate taxes in the United States. Used to be easier when you were international to do things that effectively eliminated taxes. In some international venues, as you know from the banter about the US corporate tax rate being higher than anyplace else and what we need to do, you know, you can have lower taxes internationally. But in the US, it’s basically how do I defer when I pay? That’s the biggest thing to try to do.

But one of the things that happens is, ultimately, you do have to pay. In this 80 million that we’re paying this year, there’s $20 million of taxes approximately that relates to the sales of businesses that we did last

Greif, Inc. – Investor Day, January 21, 2015

year. We got a whole bunch of cash selling those businesses. Now we got to pay the tax, but it comes in this year’s cash flow. So when somebody says, “Do you have enough cash flow from this year’s operations to pay your dividend?” It’s a little bit of a mix and match. It’s not—you know, they’re not the same thing. The cash comes at a different time.

So the other item I want to talk about on here is the change in working capital. When we put our budget together, guidance, you know, we’re doing that in September/October timeframe. One of the things that is an element of this transformation discussion that you’re going to hear more about today is our big focus on working capital. When the operating units put their budgets together, you know, they came into us saying—showing a $30 million increase of working capital, and Pete and David and I sort of said, “Hmm, no, that’s not going to work,” okay. I will tell you that, through our efforts, we’re very confident that the worst it will be is zero, okay, so—and we’re hoping that it’s obviously to the plus. So you’ve got 30 million on that downside and you’ve got the 20 million of tax, so you add that on this bottom line of this range and we’re going to be far in excess of these dividends that we would be paying.

Then I thought, well, it’s maybe instructive to just show you the history here, and so what we put together was this definition of our free cash flow after our capital expenditures, and you’ll see it fluctuates over time and that’s one thing we’ve got to get better at. I would say historically there have often been times you see heroic efforts at the end of the year, let’s defer payables, let’s accelerate collection and receivables, let’s manage our cash, and it’s done this, okay? So our goal is to be more consistent, but if you look at that over time, what you’ll see is we have generated over that period of those years about $100 million more cash than we’ve paid in dividends, just from our operations.

So I just wanted to give a little bit more comfort and clarity to the fact that we don’t have an issue about paying our dividend or having capacity, in addition to the fact of our capital structure and the strength of our balance sheet, which I talked a little bit about this and, you know, this—that is, in the first two columns is really from one of the members in this room who was kind enough to let us attribute and use it as a report without attribution. But this is the industry peer group average and, you know, you’ll acknowledge I think off the top, it’s funny. A peer group for us is very difficult, particularly when you have the two primary competitors in our main business as being private, but these are the groups that we always get compared to, and just on a comparative basis, obviously, we’re right at peer average and a little bit less leveraged on a total debt basis than our peer group. So that goes to my comments about last week. You know, our balance sheet is strong, our access to liquidity is very, very good. We produce cash flow, we pay our dividends and I believe that we are a company that people can feel confident is not going to have an issue continuing to paying our dividend payment.

Obviously, the discussion for the rest of the day is about the things that we’re going to do to improve our operations which ultimately generates more cash, and that’s our objective. We are committed to being better as a company going forward than we’ve been in the past. David?

David Fischer, President and Chief Executive Officer

Thanks, Larry. So my section here is going to cover a few topics. One is I want to talk a little bit about the key takeaways I hope you glean from our presentation today, talk a little bit about the path of the transformation process we’ve put in place and give you a picture of our portfolio, and to give you a picture of our portfolio that you’ve not had before, we’re going to pull back the curtain a little bit and let you see that we have actually quite a bit of or number of businesses, roughly three quarters that are performing very, very well, businesses that we like, businesses that have a great return for our shareholders. We’re also going to show you some that are struggling and give you some pictures of ones that are below our expectations and drag the overall performance of the Company down, and we’ll also highlight some that are really good and that we’re investing in and that we’re going to be growing.

But this is a well-known path to us because we’ve gone down this transformation path before, and it’s one we’re revisiting, kind of going back to our roots of some of the GBS and some of the things that have made us very successful. As you go through that portfolio, we’ll—which will be covered in Pete’s presentation, I think you’re going to get a real clear picture of where we stand today and the opportunities for improvement.

Greif, Inc. – Investor Day, January 21, 2015

The second key takeaway I think you’re going to glean from our presentation today is some exposure to some of our operators, some of the best operators in the industry, lots of experience and very capable people, and we’re quite confident to show you and present our leadership of these businesses because they are that good, and they’re going to cover their pieces of the puzzle. But the most important takeaway is we have now assembled a team with the strengthening of the financial group, with the strengthening of our operating group and having a plan going forward that is very, very clear to everybody worldwide.

Now, this path that we’ve been on for the last couple of years, you’ll see in some of my slides, has been a rocky path from time to time. Our performance has not lived up to our expectations and it’s been rather poor, and that’s due to a number of factors – one, our own missteps of not having the team in place to manage all the things the world is throwing at us or all the things we chose to bite off in terms of acquisitions. Secondly, a lot of it was timing. Not to make excuses, but our timing was not good with some of our big acquisitions right before the European downturn. And secondly—or thirdly, we’re now paying the piper and we’re in the—deep into the process of stabilizing the Company with a robust set of global operating processes and global controls to make sure that we know what’s happening in our business at any moment in time and have good visibility and control over those actions worldwide.

That last point is the result, I believe, of the explosive growth that we went through from about 2001, 2002, all the way through 2011 with some of our acquisitions. We grew really, really fast and our systems and our processes and our management capabilities didn’t keep up with the back office and capabilities of its growth story that fast. We’ve now had the last 12 months to put that in place, and I’m now very optimistic, with the help of this team, operators and the finance and the executive management that we’re in a great position to go forward.

The third and last takeaway that I want you to glean from our presentation is that we have a very clear path to meet our customers’ needs and, in the process, reward our shareholders. That path is now—we’re united on that path, this executive team, number one. Number two, we’re linking that action register and those plans with 13,500 people around the world, and that effort is well underway and I’m very confident that with the common set of goals and a unified playbook, that we’re going to have better days ahead.

So that’s kind of the key takeaways I want you to gain from our presentation today, and at the end if we haven’t delivered on those, be pointed and ask questions along those lines.

I want to shift gears just for a moment and talk about the flow of the presentation. I’m going to talk about six or seven slides about the Company. For some of you that don’t know our story, that are new—that are perhaps new to the Company, these slides will be pretty interesting. For those that know the story well, there will be two slides up front that’ll probably be pretty boring to you because you all know it. But I’m going to cover those in rapid succession and make sure we have an equal footprint for everybody in the room to understand a little bit more about the Company. I’m going to talk about the fundamentals of the transformation process that we’ve launched, and then I’m going to switch gears and pass it to Pete.

Pete has the enviable task of talking about the guts of our transformation. The story we’re going to tell today is on a major portion of the transformation, if not all of it, but it is arguably the most important, the portfolio management. As Pete unveils our actions and our direction, you’ll also see the linkage as each one of these business leaders gets up and talks about what portion of that they own in their respective areas of responsibility and what they’re doing about it. At the end of the presentation, we’re going to come full circle back to Larry, and Larry’s our scorekeeper as CFO, and he also wears a bit of a black hat in terms of performance management to make sure the businesses stay in the line and do what they are supposed to be doing in terms of their commitments. Sorry about that.

Greif, Inc. – Investor Day, January 21, 2015

I’m now on Slide 11. Larry’s job as scorekeeper and performance management executive is also just a portion of what his responsibilities are. He’s also an active executive in our overall strategy of where the Company’s going towards. So with that, I’ll cover these six or eight slides that talk a little bit about the Company, a little bit about the fundamentals of the transformation story, and then I’ll pass it to Pete Watson to talk about the portfolio management analytics we’ve done and where we’re going with our portfolio.

As most of you know, we’re an old company by US standards, founded in 1877; makes us nearly 138 years old. We’re a mid-cap in size and we have about 13,000 employees. We went public initially in 1926. We weren’t the fourth oldest publicly-traded company then because there were companies that registered ahead of us, but a lot of those have gone out of business, and we’re currently the fourth oldest publicly-traded company in America. During that time since 1877 up until today, we have survived three depressions and 19 recessions, so resiliency is in our DNA and we’re set to open that next chapter with that in mind, with the people around the world. We have a diversified business platform that I’ll describe here in a moment, and no matter how you slice it, because we don’t have a great comparative peer group, by any measure in the industrial segment, we’re a leading supplier to our customers worldwide.

Here’s our portfolio in a little bit more detail. You see that we have about 72% of our sales in our global business, our global footprint business of Rigid Industrial Packaging. In the Flexibles Products segment, that is—accounts for about 10% of our sales. It’s rapidly becoming more global and the only global business of its kind in that peer group. Our Paper business is one that’s located only in North America. We do some exports but it’s very small and it’s mostly located in the eastern half of the United States. It’s been our star performer of late, it accounts for about 17% of our total sales, and Land Management makes up the balance, and you can see from the map on the side, on the right, we’re very global in terms of our footprint.

Our supply chain to our customers typically runs to the Rigid Industrial Packaging and Services business, one to three days. Here, there are some that are ordered and they are delivered the same day and there are some that give us a lot of notice and give us seven days with notice for them. They don’t get to store our packages. They take up too much space, so that’s why our supply chain is one to three days, and why do I mention that? In today’s environment, with all the volatility around the world, whether it’s currency or terrorism or customers shifting production locations due to fracking or energy and what have you, we see it right away and you see it in our numbers and our activities right away. The second thing we have as an advantage is a nimble platform of over 200 operating sites around the world to shift and respond to those activities or those actions in a nimble fashion for our customers’ benefit.

I want to talk a little bit more about our customers and why they choose us. You know, we’ve struggled with how to brand Greif; how do we describe our brand, what are we to our customers? And it became very easy for us because out of our efforts to interview and survey our customers worldwide, one resounding thing came out loud and clear – the customers consider us their safe choice, their partner around the world. We serve large industrial companies with our Rigid segment around the world. This brand name also fits well with what we’re doing in our Paper segment and Flexibles alike. But they consider us the safe choice, and why is that? Because of our robust supply chain and our ability to nimbly respond to their needs around the world, they consider us kind of a partner in everything they do or challenges they face in their supply chain. We’re often, these days, invited in more and more often as a key partner in participating in our customers’ supply chain when no other supplier is because we, again, are that safe choice and we have capability to meet their needs all around the world.

Secondly, our production excellence is known to our customers. We have standardized processes no matter where we go. We have an ability to test and deliver in a reliable, standardized way, virtually with any country we participate in, and that is valued by our customers.

And lastly, the Greif way. They know they can rely on us. They know when we have a problem, we’re going to tell them we have a problem and we’re going to tell them what we’re going to do about it and we’re going to be forthright about it. That’s how we operate, and that’s how we operate in over 50 countries around the world and that goes a long way in volatile climates.

Greif, Inc. – Investor Day, January 21, 2015

Just last year, I’m proud to say that Forbes nominated us as one of the top 100 trustworthy companies in America, just a third party validation that we walk the talk and we deliver to our customers. A lot of the surveying and the gradings that went into this award involved customers’ feedback and it was multi-dimensional in terms of the attributes of the Company, and we’re proud to make this list for the first time ever.

One of the fundamentals of our transformation story will include innovation. While we are typically a commodity producer around the world, we’re also big enough to have the space in our portfolio and have the space in our investment thesis for innovative products, and if I start about the nine o’clock there with the green drum, it’s the NexDRUM, one of the new innovative plastic drums that you’re going to hear about from the operators and how it’s gaining traction around the world, meeting our customers’ needs and outperforming every other product of its type. At the 12 o’clock there, you have our DoubleGreen. It’s a COEX 20-liter—10-liter and 20-liter dairy can that’s made from sugar cane as a major output of—or major input as a raw material. Sugar cane goes to ethanol; ethanol goes to ethylene and polyethylene is coming from that feed source, and we’re very proud to win a number of awards with that product, which is also UN certified so we can ship it around the world and meet a lot of customers’ needs.

We have our water backpack, which is changing the lives of hundreds of thousands, if not millions, of people around the world, and then we have our world class IBC which we’ve, in recent years, added to our portfolio. You’ll also hear about its growth story from both Pete from an investment standpoint and from the operators. Lastly but certainly not least, we have a growing basket of differentiated products coming out of our Paper business that Tim Bergwall will highlight here in a moment. This is just one of those called LeaderCorr, and I’ll let Tim tell you all about the product and not steal his thunder, but it’s something we’re getting a lot of traction with our customer base, but again, it’s just one of a basket of differentiated products we’re producing. And when you’re a 2% supplier to the paper industry in North America, you better be good in this market so the big guys don’t stomp all over you, and we are.

This slide depicts kind of a soft element of the transformation story, but it is both our anchor and our starting point for uniting these 13,500 folks around the world and it’s very simple. We have one promise to deliver unparalleled value creation to our customers. Pete Watson has done a fantastic job in the last year of reinvigorating our focus on the customer, and with that focus on the customer, with all of our employees, we are sure to differentiate ourselves further in the eyes of our customers. Secondly, we have one purpose and that is to be and maintain the global leadership in industrial packaging. Thirdly, we work as one team. Now, that may seem like pie and motherhood, but we have historically operated as four independent business units with largely regional constructs in terms of our back office or our forward nations. That’s changing. We’re now leveraging the complete footprint of Greif for any business’ benefit around the world, and that adds a lot to our capabilities when we work together across businesses and across geographies, and that leads to long-term profitable growth. So we talk about this construct to all of our employees as we launch this transformation process.

Here’s something I know that’s of keen interest to all of you, and that’s our stock chart for the past 14, 15 years. You know, prior to 2000, we were a relatively small company, in the hundreds of millions of sales, and we only operated in the US and Canada. That all changed with the Van Leer acquisition and then the stock took off with the GBS first transformation, and we went into a period of time of rapid, rapid growth through the earn-and-grow phase. The 2009 setback to the global economy affected us just like it did everyone else and we fought our way back from that using the GBS tools. Then we hit a period of poor performance which has lasted the last few years here, and that, again, I attribute to some of the things that we’ve done as the management, some things we’ve not done or missed or done incorrectly, some timing issues with some major acquisitions tied to the European accounts and not having the right team and plan in place so that when volatility or challenges do arise, it doesn’t, you know, put us back on our heels. That, coupled with some of the accounting issues of recent, has created a lot of noise for you folks, a lot of difficulty in tracking how we do, and I’m proud to say and delighted to say that that’s largely behind us. Some of the strengthening that we’ve done by adding people like Larry of 28 years of public accounting and was a Vice Chairman at Deloitte & Touche prior to becoming CFO and then later joining Greif, adding people like David Lloyd to our mix, Nadeem Ali as our Treasurer, world class talent as well,

Greif, Inc. – Investor Day, January 21, 2015

Jeff Christensen, our global tax guy and certainly Chris Luffler, who is our Business Controller, we have a world class team in place and they’ve spent a lot of time this last 12 months cleaning up our accounting issues and getting us on a stable footprint so that it’s not so damn hard to follow us, so that we don’t have so much noise in our reporting and that we are openly transparent on our performance that we want you folks to hold us accountable for.

So I’m very optimistic. I think we have a great period of time ahead of us, we have a good plan, we’ve been down this path before, we know how to do these kind of things, and with volatility and the right team and the right plan, we see opportunities rather than challenges that are going to put us back on our heels.

So with that, I’m going to transition to Pete Watson, who has, again, the enviable task of talking about one of the major components of our transformation story, and that is our portfolio management process and what we’re doing to position us for better times. Pete?

Peter Watson, Chief Operating Officer

Thank you, David. Good morning. As David indicated, our performance in our business has not been exceptional and so we are embarking down this transformation path to fix it and improve it, and today, I want to talk about two things. I want to give you a framework of our transformation process to explain what we’re doing, and Addison Kilibarda, who was introduced prior, is one of the architects of that framework and is, indeed, a big driver in our success. The second part is to deep dive into one of the key components of the transformation process, which is our portfolio optimization strategy. The rest of the transformation process components, there’ll be times in the future where we can go really deep and explain further where we are and what we’re achieving, but in regard to the timeframe we have, we thought it was most important to cover the one initiative that has the opportunity to create the most value for Greif.

I’m now on Page 20. This is the framework for our transformation and it really starts at the top. David shared the vision of Greif; Larry, at the end of his presentation, will talk about our financial aspirations. The other aspirations really are about how do we make our people operate as a better team and improve the health of our talent, and secondly, how do we better serve our customers and add some metrics to actually know we’re getting better or getting worse in regard to how we’re serving our customers. The foundation of that framework is all about people and our ability as people to improve their skills and capabilities and how to work as a team, and regardless of what business you’re in, that is the core fundamental that will drive business improvement or deter from business improvement. So that’s the bedrock, that’s the foundation. We’ve got a great work stream to try to improve where we are. I like where we are now, but we’ve got great opportunity to improve.

The three biggest value drivers you can see in the middle. The first one on the left, it’s about how do we deliver profitable growth? And you do that by being incredibly effective and excellent in serving your customers. Base customer satisfaction, and as David talked, about how do you go further, how do you create value opportunities where you create loyalty to customers and how do you create innovative products and services so you can differentiate yourself in the markets we choose to serve? And we’ll do that through the Greif Business System components, the commercial excellence, operational excellence and supply chain excellence, and those three elements working as one team to drive value to the customers.

The second component is the portfolio optimization, which I’ll go very in depth with you here in a minute. The third component is about costs, and it’s two components. It’s how do we drive cost out of our SG&A structure, and there’s two elements. How do we make our business structure more cost effective and drive out cost in our businesses, and then in our corporate offices, whether it’s a business allocation or a corporate allocation, how do we become more effective at delivering those services and then how do we drive out cost? And we’ve got three strong initiatives we’re embarking on now that will do that. That’s never fun to do but it’s a reality. For us to meet our performance expectations, we’ve got to drive out cost, and that’s an important element of our transformation.

Greif, Inc. – Investor Day, January 21, 2015

I’m now on Slide 21. For this group in this room, this is a really soft slide, I know that, and so the audience is not intended for you guys. The audience is intended for the employees of Greif and for our customers. Regardless of what we do in the business, there’s three components to drive success. You have to have great people working as a team cohesively, you’ve got to have your entire focus on your business, on your customers and, more importantly, the customers in the markets you choose to serve in, in which you have the chance to be the most successful. We can’t be everything to everybody, but where we choose to participate, we expect to be the very best and win in those markets. And lastly, if you do those, you will achieve the performance required. I’m telling you we will, and that’s—this is the foundation of the Greif businesses and this is the foundation of our business and our transformation and just want to make it really clear. Again, it’s soft to you guys, but it really resonates with our people and our customers.

I’m on Slide 22. What I’m going to show here and kind of lift the curtain to our business and our performance of how we are analyzing and evaluating our business portfolio. We have categorized the performance of our business in four categories, and you can see them – transform or fix, divest, invest to grow and protect the core. Give you a quick overview of what that means. So transform and fix are those businesses that are performing in an unacceptable manner. Quite frankly, they are businesses that are strategic to Greif and we believe we can fix those businesses and the returns of those businesses we think we can get to very attractive levels. The businesses that we have classified in divest are businesses that, under strategic review, we either believe are non-core to Grief and our business, we are not the natural owner of those businesses and they participate in markets in two ways. One, they’re in attractive markets but potentially they’re at the height of their potential earnings and we see the opportunities for those earnings to go the other way, or they’re in regions or markets that are highly volatile, either from an economics standpoint or a political standpoint. So when I share some of the details behind the divest, that’s the foundation and how we would classify businesses in that category.

Protect the core are really businesses that are core to Greif, strategic to Greif, highly performing businesses but we think can do better, and if we utilize the Greif Business System and our focus, our effort is to drive improvement in that core set of business, and that’s the majority of our business. And then we’ve got a set of businesses in invest to grow that are performing at a very high level, we feel we have a unique position within the market we serve and those are the businesses at this time that we think we have a platform to be the profit growth of Greif.

So I’ll go over a little more details here as we go forward; I’m on Slide 23. We’ve taken and categorized our businesses in the analysis into value cells, and the definition of a value cell is really taking a product group in a region and created a value cell. An example: Our steel drum business in China would be a value cell; a collection of plants in like markets, like products, dynamics are similar. That’s an example of a value cell. Some of those value cells are 25 or $50 million, some of those value cells are $500 million, so depending on that characterization. So you can see the distribution of value cells within those four quadrants. As you can see, the majority of them lie in protect the core and transform or fix.

If I go to Slide 24, we’ve put another lens on it. Here’s our revenue distribution of our value cells in those quadrants, and let me have a little takeaway. When you see the revenue with the asterisk, that is not our 2014 revenue. What that does is take out the businesses we divested in 2014 and it also takes out our Land Management business, and that is not an indication or a signal that Land Management is going to be treated differently. It’s—that business has a different strategy, it’s a different type of business, it’s important to Greif and we just took it out of the portfolio project analysis. So as you can see, if you look at the concentration of value cells or businesses in our quadrants, transform and fix has approximately 20% of our revenue in transform or fix, which is really unacceptable returns. In the divest, we have about 10% of our revenue in a category where we consider to divest. Protect the core is a predominant amount of our business; it’s about 48%. Greif performing core fundamentals, Greif has to get better, and then we’ve got approximately 22% of our business in the invest to grow category, so that’s the distribution.

Now what I’d like to do is go to Slide 25, and this really lifts the curtain up and you can see the distribution of returns within those quadrants, and let me point out first how we are categorizing this financial return. It’s a pre-tax RONA calculation that does not include any business allocations, it does not include any corporate allocations, it doesn’t—it eliminates one-time items. It is really four-wall operational return on

Greif, Inc. – Investor Day, January 21, 2015

net assets, and the reason we did that is because that’s what those business leaders control, that’s what they’re accountable for and we felt that’s the best way, in this quadrant analysis, to measure their performance. So what I’d like to do – and you guys have seen it – but really why disparity? And if you look at the top left, you can probably see that’s one of the big drivers why our performance has been unacceptable. Let me talk a little bit about what that means in each category, and then going forward, I’ll talk about the steps we’re taking.

So in transform or fix, I told you we’ve got about 20% of our revenue in that category earning, at a pre-tax four-wall, 6%, unacceptable. That’s why it’s in that category. So going forward, what we’ve done is provided top down targets for each business, each value cell in that quadrant, and the expectations at a minimum basis for them to see 3 points over WACC in a specific EBITDA target, and their task and our task and my task is to work with the business leaders to get those value cells to that minimum threshold in 12 to 36 months. So the basic premise to the business leaders and myself, if I own that business and that was my money I was losing, what would I do? What actions would I take to get it acceptable in that timeframe? So we’ve got very strict plans in place.

In regard to capital allocation, I think is a very important part of our structure and our movement going forward. We used to be a democratic approach to capital. Those days are gone. What we are going to do is allocate capital to our businesses based on where they fall within those quadrants. So the fix for these transform and fix plants is not to throw money at them. There is going to be some capital applied to them but the overall rules of our expectation, use the Greif Business System, look at how we go to market, look at who we choose to select as customers, how do we drive out cost, how do we make that business from a profit standpoint better?

The divest category, you can see there and you’d probably say, “Pete, why in the world would you take businesses that have a 33% pre-tax RONA and want to sell them?” I’m sure you—it’s what you’re thinking. If you’re not, then you’ll ask that question. You just say it right out front. Let me go back to where we talked about the description; it’s businesses that we feel are not natural owners, we feel we do not have—it’s not core to our business and most importantly, they participate in markets that are either there are the top and we believe that’s the best they can be, and so the potential—do you get the most value for them now or do you say, “Hey, they’re in markets that are incredibly volatile, either economically or politically,” and regardless of how they’re performing, it’s in our best interest in Greif to reduce volatility. So that’s the basis for that.

We’ll go for a strategic review to basically levels that our assumption, is that correct? And it’s going to be a centrally-led process, and then the second component, we have to balance the divestiture revenue, along with the invest to grow revenue. We just don’t want to take 4 and $45 million revenue and say, “Here you go, take the cash.” We want to balance our growth opportunities with our divestiture opportunities. That’ll probably be a one to three-year period, so don’t hold me to that number. It’s timing and it’s—of the markets and it’s timing of how we grow the business.

Protect the core is really about how can we make a really good business better, and our objective is to increase year-over-year the performance of that business, the RONA in that business for driving Greif’s business system activity, which we talked about is customer back, how to improve our performance, you’ll hear Darren Cherry talk about some specific plans in his envelope in terms of what he’s doing to protect the core. So we’ve got to drive out cost, we’ve got to improve our capabilities to serve our customers better and faster and we have to look at our footprint to determine what’s the best way to do it.

In terms of capital allocations, they’re very good businesses. We think those have very limited strategic growth. That’s not all inclusive but overall, they’re not strategic growth opportunities but there will be some capital for growth, but the predominant amount of capital of those businesses will be maintenance capital. How do we drive out cost, how do we improve cash flow and how do we improve our ability to serve our customers faster and more effectively?

Greif, Inc. – Investor Day, January 21, 2015

Lastly, it’s invest to grow. Again, those businesses, it’s about 20% of our—22% of our business, high RONA. Those are businesses we think there’s unique opportunities for us to have the platform of our profit growth in Greif and let’s go to the next stage in Greif.

If I go to page—Slide 26, what I want to do is give you an idea of where we are in the process today. I talked about transform or fix. We’ve given top down targets for expectations, which I explained. The businesses have developed bottoms up plans to meet that number and we are in an execution phase. We’ve got about 75% of our plants executing, and we’ve got 25% where we’re in the process of getting it kicked off. So it’s a really aggressive path. It’s critical to our performance, and if you saw the pre-tax RONA and you saw the size of that amount, it doesn’t take rocket scientist to figure out that’s where the value is. Fifty percent of the value we’re going to derive in our portfolio closet strategies out of that closet.

If I go to Page 27 and our divest, it’s really—I’m not going to go through that again. I talked about the reasons why we were, but as you’re aware, we’ve had several actions that are—meet the requirements. For example, Multiwall Packaging, a really nicely performing business. In our humble estimation, from a market standpoint, we were getting the most value we could out of that business at the time. It was not core to us, we were not the natural owner, we were not investing and allowing that business to grow in that small space, and we thought it was in the best interests of our people and that business to put it in the hands of a private equity partner and we sold it. That’s an example of the rationale behind the divest approach.

Protect the core, we have top down targets. We will assign all our businesses in the value cell to protect the core. Our businesses will build those plans bottom up to meet those targets and then we’ll start execution. We’ll be in full execution mode at the end of March, and again, this is heavy emphasis on Greif’s Business System fundamentals which Addison Kilibarda and his team are leading, and again, it’s from the customer back. We have to drive value to our customer and differentiate ourselves in the markets so we can win in the space we choose to win in.

And finally on Page 29, it’s invest to grow. Some of the business leaders will talk specifically about what they’re doing, but what I’d like to highlight is, in the Paper Packaging side, we have the modernization of our semi-chem machine in Riverville, Virginia. It’s a virgin asset, it’s a highly valuable product that we can serve in the market, it’s a big profit driver for us, we’ve spent a lot money doing that. That’ll be operational in Q4, it’s our Q4 2015. Along with that, the integration values; our goal is to become over-integrated, as Tim Bergwall will talk about, and we’re expanding through our CorrChoice sheetfeeder network. And the one other thing, regardless of the substrate brand is how do we drive innovative products and services to drive value to our customers but, more importantly, to drive enhancements in our product mix and our portfolio. And the last component of our growth that we’re embarking on, we’re building a steel drum plant in Saudi Arabia that we’re a joint venture partner with one of our largest global customers, and we expect to have that operational and highly successful operation at the end of this year.

With that said, in summary, what you really want to do in that portfolio summary, quadrant summary is we want to move, after strategic review, those value cells out of divest category to generate money, to fuel some of our invest to grow plans and then the big factor is take those businesses that are 6% pre-tax RONA four-wall and get them into protect the core. And if we can’t get them into protect the core, they’ve got to go to divest, and we’ve either got to sell or close them. It’s, quite frankly, that simple and it’s not rocket science. It’s not easy to execute on. It’s going to take a lot of work, a lot of effort but we feel very, very confident we can do it. We’ve got a great team here that will execute on it, and I just want to tell you I’m personally accountable and responsible for this work stream, and myself, along with our team, we will deliver on this. I can’t tell you it’s going to be delivered tomorrow or delivered mid-year, but we will share with you the path we’re taking. We’ve done this before. We feel very, very confident about it, and we’re going to take a very aggressive path to make the business better as regards to this portfolio (plan.

So I look forward afterwards to take some questions on it, but what now I’d like to do is turn it over to Ivan Signorelli, who’s our Global President for EMEA and APAC, and he’s going to share his story about our business in EMEA.

Greif, Inc. – Investor Day, January 21, 2015

Ivan Signorelli, Global President, EMEA

Good morning. Thank you for giving us the opportunity to explain our business in EMEA. My name is Ivan Signorelli. I have been with the Company for 23 years. I am responsible for the Rigid Industrial Packaging and Services for the region that comprises Europe, the Middle East and Africa.

We are now on Slide 32. Please allow me to take a couple of moments here to explain our business for those that are not very much familiar with what we do. Our first and main products are the large steel drums. These are mostly known as the 55-gallon drums. These drums are made all over the globe. They are used in a variety of purposes. They go from packing chemicals and lubricants, even to become musical instruments in some parts of the world. These drums are basically produced all over the globe. We also have the plastic drums, which—they are offering different sizes. Plastic drums are used in a more specific type of environment. They go more for chemical companies and for some chemicals that, for some reason. Yes, they go for some chemicals that cannot be packed into steel drums. Also, they have some limitations as far as logistics is concerned, which doesn’t make them the ideal packaging for all the products.

We also produce fibre drums, which the main raw material is kraft paper, very popular in US, in Europe and our regions very much use it these days for pharmaceutical products, almost only. And IBCs, what we call in Europe the CIBCs, in US are called our IBCs. CIBC stands for composite intermediate bulk container, and the CIBC is basically a plastic bottle with a steel cage around, which is a product that benefits from the areas where the automation and also the mechanization of the loading and unloading of products are popular. So those are not useful in remote locations where forklifts, trucks and some other ways of dealing with loads are not available for the people. And the other product we deal with, or the other service we deal with is reconditioning. The packaging, industrial packaging is made sturdy. It, again, can be reused and many times are reused, two, three, four, five or six times and actually, the reconditioning service is a service that collects RIPS packaging, cleans and readapts the packaging to be reused again. This is a business that has—is going to suffer variations based on the raw material prices. When the raw material prices are low, the new packaging starts to be more competitive with the reconditioning; when the raw material price is high, reconditioning becomes a very feasible benefit for our customers.

Actually, we operate in our region in 54 plants. That 54 plants are distributed in 26 countries, which makes Greif the most comprehensive footprint. We are near the customer. Wherever there is some activity, some customers that need packaging, we will be nearby. So we will supply them, we will be nearby.

The main segments, as I mentioned before, chemicals are one third of the business, roughly. Another third of the business is going to be lubricants, is going to be also oils and additives, and the other third of the business is going to be different products like agriculture. In agriculture, we supply packaging not only for the herbicides and the crop protection chemicals that are getting to the agricultural activity, but also we supply packaging for the end product of the agricultural, like oils and juices, et cetera. Mining, pharmaceutical and others are actually the other part of it.

On the revenues, our activity has been quite steady in terms of revenues. We have a very strong and solid basis, both in the markets we operate and also with our customers. We have been—managed to keep our revenues steady. In spite of the ups and downs we have been suffering in our regions with the problems in Europe or problems in North Africa, we have been continuing very steady in our revenues and also very steady in our profit. What you see basically in 2014, there is some components of correct foreign exchange into it, also some divestment of non-specific businesses, but actually in an overall basis, we have continued growth.

I’m going now to slide number 33 on the market trends. The overall economic situation in Europe, you all follow it; it’s not very exciting. Actually, the market is recovering, a very slow recovery. There are many moving parts in the European economy right now. There are meetings to happen in the European Central Bank and some other things that are going on that probably you have been following much closer

Greif, Inc. – Investor Day, January 21, 2015

than we do. However, in the segments that they have important participation in our business, the situation is not so bad. If we take the automotive, last year, 6.5% more cars have been sold and registered in Europe, and actually when a car is sold, it takes paint, it takes lubricant. It also takes the parts that are made, the soft parts of the car like seats and dashboards and everything. With the growth in the automotive industry, it takes more products that are packed into our drums.

Also, agriculture. We had a very exceptional agricultural season this year. The southern part of Europe became extremely competitive with products like tomato paste that are produced in other places in the world that has been supported by growth in US and different—in the financial system in China, which has dragged a lot of business into Europe. Actually, the prospects are still good for Europe. There is low inventories out there, the season starts sometime in May/June and we have a perspective that that is going to be a good season also in Europe. And construction. Construction last year in Europe in general has been 1.2% higher and construction also takes a lot of products.

A downward trend in the raw material and energy prices also plays a role because actually, what we see now happening in Europe is that the raw material prices are very low. The steel, which is a basic raw material we use for steel drums – we consume about 600,000 tons of it – is at the price of €504 per metric tonne, and the steel mills complain that they cannot survive at that level; they need the prices at least 700 to be able to survive. And actually, these raw material prices, combined with some deflation, combined also with the fact that Europe—and now we start benefiting from the low energy prices which US benefited a long time before with the shale gas, only now Europe is starting to benefit from it. This is going to make—and the devaluation of the euro, of course, this is going to make the European products extremely competitive when dealing—comparing with other dollar-based economies. I was visiting a large customer last week and the customer was already telling me how the low euro is already influencing on their program, that they are starting to produce much more for exports, and actually for the exporting business, the steel drum is the packaging of choice.

I’m now on Slide 34. Where our strategic priorities are. We work in this three-pronged approach. One is value creation. Because of the price situation, we have been helping our customers with value creation. We work with them to reduce their total cost of ownership, and we share part of these benefits with the customers. That has been helping us, first, to give the customer an extra service; and second, to help preserving our markets. Also, we have been helping our customers with innovation on their logistics. Normally, our customers are companies not very much focused on mechanical parts. They are chemical companies, they care about pipes and tanks, and we help them to understand how they can improve their logistics and their manufacturing facilities, and even in sometimes installing equipment, which they pay and we make a long-term agreement with them.

Also, the second part is improving asset yield. We have been redeploying some capacity. We end up with capacity allocated in parts where the customers either move their business away. Some of our customers change the production to overseas and we end up with the capacity in areas where they—we could not load our facilities and they were not really profitable. What we have done is to redeploy this capacity or reinstall these lines in other places and also consolidate to close some of them. The—also, we have been able to, with the GBS that we started back in 2003, to capture about 1% of the cost of goods sold on a continuous basis every year in our business. So we have been doing it in such a way that we became so competitive that the moment our competitors start being on the breakeven, we still have some gas left in the tank.

Innovation and opportunities, we have been developing products that they were developing the life of the lifecycle analysis. We have made the lifecycle analysis back in 2007 when customers were concerned with the greenhouse gases. It looked like the problem doesn’t exist anymore so they don’t talk about that anymore. But what became from this analysis was the fact that if the package is lighter, uses less raw material and if the package can be used more times, you can give more cycles to the packages but lower is the environmental impact of this packaging. So we started developing new packages there. You are going to see in the presentation of the colleagues what the next NexDRUM looks like, how NexDRUM reduces the amount of raw material you use and how more resistant it is. Actually, we also developed the DoubleGreen, which is the lighter jerry can. It uses 20% less material, and we are also using different technologies to form and bend the steel that is going to come up with the eco-drum, which is a lighter and more resistant drum, steel drum as well.

Greif, Inc. – Investor Day, January 21, 2015

Also, we are looking into opportunities to expand our business. We were awarded with this contract that Pete Watson mentioned about in Jubail, in Kingdom of Saudi Arabia. This is the largest, or will be the largest chemical contract in the world, about 40 billion of investment, right, and we have our plant that is going to be operational by 2015. It’s now—the building is coming up and actually, we are benefiting from that end customer. Also, some of our customers, they want to simplify their supply bases and they are inviting us to participate in partnership programs which we have been working with them. They are learning with us; we are learning with that as well.

On the four corners that Pete Watson had mentioned before, actually most of our value cells, they are placed in the protect the core. They are very solid and profitable businesses. They will continue solid and profitable. We had four core items in the transform or fix, and that’s why we are focusing only on those, which are value cells that came from some of our recent acquisitions and they became displaced or they were not already profitable by the time we bought the business, and actually these are—with a single plan, we are like redeploying capacity and consolidating this and this plan is a plan in three phases, we call the Hydra Plan, is—the first phase has already been implemented. The second phase will be implemented in 2015 and the third one in 2016, but already in 2015, we eliminated most of the losses we were making at this—2014 the losses we were making. Now in 2015 and ’16, we are going to debottleneck that part of it. We are going to increase capacity and also this started getting us into better RONA levels already in 2015.

We are now on Slide 36. What Greif RIPS EMEA is, is a very solid and steady business. We have been growing consistently since 2003, partly by acquisitions and part of our growth has also been by greenfield and expanding our presence in the market. We have excellent technology. We are extremely competitive. We also—by the volumes and sizes we operate, we have good leverage with our supplier. We can be extremely competitive. These are unique features of our business that is very difficult to mimic, very difficult to compare because some of these people, these technical people that work for us, they have been in the business for 20-plus years. They accumulated a lot of knowledge and a lot of knowledge in how to do this better. So the lean manufacturing that we started working with in 2003, combined with the, let’s say the technology we already have, again a different connotation to get—to make things more better, lighter and more competitive. We are very much preparing for the future with the investments, with the redeployment of equipment, with the competitive technologies that we have been using in our business.

So I will now invite my colleague, Mr. Darren Cherry.

Darren Cherry, Division President, North America and RIPS

Thank you, Ivan. Good morning. It is indeed an honor and a pleasure for me to stand before you and provide an overview of our RIPS North American business. Ivan gave you a great overview of what that business looks like in Europe, and I’d like to share a similar story with you of what our business looks like in North America.

I’m now on Slide 38. Our products in our portfolio are fairly similar between North America and EMEA. We like to think of the top half of that portfolio as our legacy business. That’s our steel drum and fibre drum business. That is where we have the strongest position and it’s also the portfolio that creates the greatest value for us. The second half of that portfolio is what we call the emerging businesses for us, and that’s our plastic drum, the intermediate bulk container and our chemical logistics service business.

My colleagues often ask me, “Why do you have chemical logistics services?” Well, think of it this way. We’re not only the biggest provider of the containers, but we have a differentiated ability for some of our customers to provide them with a service, so instead of sending them our package, what we have the ability to do is to receive their product in bulk. We manufacture the container, we package the chemical product into a container, we take it into our warehouse and we hold it there until they’re ready to distribute

Greif, Inc. – Investor Day, January 21, 2015

it out to their customers. So for a certain amount of our customers, that’s a value-added service that not many of our competitors, if any, can offer. In addition to that, as Ivan mentioned in the reconditioning business, we have the ability to pick up that sent container and we can either bring it back into your network or move it to somewhere else, so we have a lower overall carbon footprint.

The markets we serve are so similar, I won’t go through them, but I will point out two things here. You’ll notice the numbers up there. That’s the addressable spend for just the containers. It doesn’t include our service business, which is about 25% of our revenues. The second thing I’ll point out is pretty obvious; what we focus our energy on, isn’t it? Yes, it’s the specialty chemical and industrial chemical marketplace. That’s our bread and butter. That’s what we live and breathe.

Moving over to the left end of this slide, you can see from the revenue we’re about a billion dollars, which probably makes us one of the larger businesses within Greif. We have 47 sites, we’re only in two countries, which is US and Canada, and we have over 2,000 very hard working and dedicated employees.

Regarding our profit, let me back up for a minute and give you a story. About a year ago when I took this business, the person at the time described it to me as, ‘it’s a growth business’ and for a guy that spent literally 95% of his time in business, in transforming business and turning around businesses, that sounds exciting, right? Heck, it was almost sexy for me. Then reality set in. Precisely two weeks later, we had one of the worst weather conditions we’ve ever experienced, and for I want to say the next three months it took us to dig out of it. We had freezing conditions in Houston, Dallas, New Orleans, and we had more snow than we could even find a home for in the Midwest, East Coast and Canada. So let’s call that punch number one, which cost me $5 million. But it’s a growth business, remember that.

Punch number two. In the second half, we had five key suppliers, and for some odd reason, two of those five key suppliers had what I can probably describe as a colossal failure. That took us all the way through the end of the year before we were able to recover from that. That was what we’ll call the $2 million punch number two. Through all of that we had about four medium sized customers that suddenly entered into financial restructuring arrangements. You know what that’s code word for, right? They ain’t going to pay me. So our bad debt hit record levels last year, which was another $2 million punch. So by the time I finished with what I call star-struck and punch-drunk, I realized maybe I didn’t have a business that was ready to grow yet.

The other half of this shortfall, which I like to refer as the 800-pound gorilla in the room, has to do with our action, and our actions were growing that emerging part of the portfolio and shrinking our costs weren’t sufficient enough for the economic conditions that put a significant challenge on our legacy business, so fibre drum and steel drum. Now, most of what I want to talk to you today is what we’re doing about that second half.

I’m now on slide number 39, and before we get into the priorities, I’d like to give you a few of the trends we see in North America. This is where Ivan and I part ways. Some of his—some of the things that he has as an opportunity—all right. One of the things that we have as an opportunity is a challenge and vice versa, so let’s talk about the first part of the story. In North America, believe it or not, directly or indirectly, somewhere around 25 to 30% of our revenue is tied into exports, and as we look at the softer economic conditions in Europe, China, combined with the strengthening of the US dollar, we’ve got some risks there. Last year was a record year in the Gulf Coast for our customers in exports. Repeating that may be a bit of a challenge this year. The jury’s still out there.

The second challenge we have is both a challenge and an opportunity, and that’s the price of crude oil that’s gone from over $100 a barrel down to the mid-40s now. Well, the blessing part of that is that our raw material cost declines, our energy cost declines, our freight cost declines, which is the great news. The not so great news for us is, if you’ll remember one of those emerging platforms was our intermediate bulk container, well the demand for that type of container has declined because it’s tied to a great deal to the energy sector, especially around the fracking. So what happens in those cases is they load up the IBCs with chemicals, put them on a flatbed truck, and they use that in lieu of a tank, so they in-line blend

Greif, Inc. – Investor Day, January 21, 2015

directly from it. So what we’ve seen, literally last year, intermediate bulk containers’ demand was 20% greater than the capacity in North America, that has declined by 50% in the last three months. So that’s a challenge. Now what we’re doing about this challenge is we’re delaying when we are adding capacity. We originally had planned to add capacity right away, but we’re going to have to delay that until the markets improve, which we expect to improve sometime after this year.

The last part of the story is tying back to that prior slide, where I showed you how deeply engrained we are with the chemical markets. The chemical industry is supposed to go through a very high growth period. If we think about our customers in the chemical industry, today they’ve invested over $100 billion into some industry that’s interconnected with shale gas, and that’s going to provide some significant returns in the chemical marketplace. For us, we’re ideally suited to take advantage of that because of the way our footprint is and the way our products is and the way—the relationship we have in that chemical marketplace.

Now to our priorities, which is Slide 40. One of the priorities that I talked about we didn’t do well last year, and that’s growing our emerging portfolio. The first product I’d like to give you an example is the NexDRUM. It’s a plastic drum, and if you think about plastic drums, customers buy them for three reasons – either they have a product that needs to go into that for compatibility reasons, or they want to have a lower cost as opposed to the steel drum, or they have an appearance problem. Let’s face it, we ship steel drums, they dent and at times, they rust. You don’t have that with plastic.

So what we developed—and part of the problem though is when they shift to a plastic drum, is they make a trade-off. The trade-off is twofold. The first one is when they are storing it in the warehouse, steel drums stack five, sometimes six high. Plastic drums, on a good day, will stack three high, oftentimes two high. So there’s a tremendous amount of cost being added even though the container is cheaper.

The second part of it is they bulge, they flex, and so when you have labels and decoration on it, it doesn’t hold up as well. So what we’ve created is a three-piece plastic drum that solves two of those challenges. It has a stacking strength that could be three or four high, consistently handle heavier products; because of that, it gets much lighter—it’s lighter weight, therefore, it has a cost advantage and it looks very similar to a steel drum so you can decorate it fully. So we’re excited about that product and that’s one that we’re offering to customers and we’re getting very, very good traction with that.

The second one Ivan mentioned is recent acquisitions. Fustiplast gave us that GCUBE product and we are growing that based on the growth in the market. It gives us the ability to offer customers a global standardized product, so I make the same one that Ivan makes and it’s very similar to what some of the other competitors make. The IBC by nature also gives you an ability to have a longer lifecycle. You can clean it and use it more frequently.

The second most important priority, however, for next year, we must optimize our portfolio, and we will optimize it in two ways. We will improve our asset utilization by shrinking our footprint – and I’ll give you an example of one of the things we’re looking at as it relates to that – and we have to streamline not only where we make certain products at but eliminate certain products outside of our portfolio, especially those that have a high substitutability that we can move the customers into another product.

I am now on Slide 41. Pete talked to you about the four boxes. The one I’d like to give you an example of is protecting the core. In North America, we have about eight value cells. This example I’m giving you covers three of those value cells, and that’s all of our steel drums across North America. We have 13 sites that currently produce steel drums and our initial hypothesis, through talking with our customers, analyzing what we make and where we make, we believe that there’s a tremendous amount of excess capacity. Now, as the number one person in—the largest manufacturer of steel drums, we clearly have strategic choices but we’re going to take a leadership position and use a strategy that shrinks capacity, moves some of that excess capacity out, and with that, we’ll be able to better realign our resources and streamline our portfolio. What that means for us, bluntly put, is we’ll probably be taking somewhere between 20 to 30% of our capacity out while, at the same time, being able to either meet or exceed customer requirements.

Greif, Inc. – Investor Day, January 21, 2015

I’m now on Slide 42. In closing, we have a good plan, we have a good business today that we’re going to make great, we have the right team in place and, most importantly, if you don’t leave here with anything else that I’ve told you today, remember we have a phenomenal upside and that upside is in the customers we serve and their ability to improve the economics of their situation which will, in turn, help us to improve ours. Thank you.

At this point, we’ll take a five-minute break, Scott, 10-minute break and then adjourn back here to give you a chance to stretch and get coffee that’s outside. Thank you very much.

Dano Lister, Division President, Flexible Products and Services

Like to welcome everybody back from the break. I’d like to welcome those back who are listening online. Just a couple of points to guide us for what’s still to come. After my presentation, Tim Bergwall will be the last of the business presentations about our Paper Packaging business, and then Larry will present the financial aspirations associated with our transformation, after which we will open it up for question and answer. Just a reminder, for those over 100 participants who are listening online, please submit your questions via the web at investorday@grief.com via email or via the text. There was a—to the number that was listed in the materials at the beginning. Any other housekeeping items, okay we’re good.

Welcome. My name’s Dano Lister. I really appreciate the opportunity to be with you today to talk with you about Greif’s Flexible Products and Services business. For those of you who may be new to the Greif story, this is our joint venture with the Al-Dabbagh Group from Saudi Arabia. I’ve been in this business for one year. One year ago actually this week, I was asked to come into this business to help it to take the next steps in the journey; that is drive FPS primarily to get the business back on a healthy footing, and I and my team have a task of getting Greif FPS back to a position of profitability and back to a position where we are accomplishing our key objectives.

Today, in this presentation, I’m going to emphasize three key messages. First, I want to share with you the elements that build up the leadership position that Greif FPS has within the Flexible Products business. I want to also share with you the—that there are elements of our portfolio that are strong contributors, both financially and to the stability of our Company. Then the third thing, I want to share with you a picture into the strategy development process that is ongoing and where we are and what we’ve accomplished.

Greif FPS is the leader in flexible industrial packaging. We are a leader for many reasons. One, we have a breadth of products that nobody else in our industry can compare. This includes the four products of the 4-Loop flexible intermediate bulk container, FIBC; the 1- and 2-Loop FIBC. We also provide reconditioning services, much like the story that Ivan had presented. We have understood from our customer base that it’s important that we address the lifecycle, the total lifecycle of this packaging. We can provide both economic and environmental solutions to their packaging needs. There are some other products like the container liner, which enables customers to package dry bulk in a normal shipping container by putting the liner inside and filling it with the dry product. One of the differentiators in our wholly integrated facility is we are also producing the co-extruded film and the liners that go inside the FIBC, which provides many of the differentiations for packaging the sensitive products that a packager needs. Also, David referred to it, but it’s within our Flexible Products business that we make the water backpack. So in one of our factories in Turkey, we are actually producing the water backpack that is—has already changed lives of hundreds of thousands of people around the world and it’s continuing to grow.

Our team is committed to a purpose. Our purpose is we package the products that are essential to life. I explain it to our employees; whether it’s an operator at a sewing machine, a customer service agent who is meeting our customers’ needs, or a producer, an operator on one of our weaving looms, I explain to them the importance of what we do by this simple example. Many of our products are—many of our packages or packaging products that are components of our daily life, for example, one of our big customers is a producer of milk powder, dairy powder that is an ingredient that becomes part of infant baby formulas and it’s very easy to convince our employees of the importance of the work that they do when they understand that perspective and that their work has purpose.

Greif, Inc. – Investor Day, January 21, 2015

Our leadership also is driven because of our position in the key end market segments for flexible intermediate bulk containers. We look at these market segments in these five key ways—five key market segments. In these market segments, there’s a wide range of potential applications, some more commodity-like, some more basic in nature, some more differentiated and highly specialized in nature. It is our intent to participate in the more complex, higher hygiene level segments of these markets. So, for example, in the chemical industry, one of our key customers is packaging in our bags their super-absorbent polymers. These are polymers that become ingredients for hygiene products, like a baby diaper. I’ve explained to you in the food industry one of our customers being the milk powder producer. In pharmaceutical, we are participating in the ingredients that become specialized pharmaceuticals. In the fertilizer industry, this is an industry that—this is a market that is by nature a lower value segment than, say pharmaceutical or food, but what we have done through our innovation, through our leadership is we’ve developed products that enable customers to more fully automate to drive their costs down through integrating with systems that they use in dispensing the products into their bags, we are able to capture a premium portion of this fertilizer market, as well as through investments that we’ve made to be able to rapidly respond to them. This is a market agricultural in orientation that you have to be highly responsive to, and in fact, in portions of our business, we have a 24-hour turnaround times to be able to meet customer demand at peak time.

Now, the numbers that you see here as we report revenue may be a little different than you are used to seeing the Flexibles Division and that’s because, in this picture, we’ve eliminated what was the Multiwall Packaging Division, which Pete has indicated was part of our portfolio analysis, was a segment that we divested. So this is trying to show to you the, going forward, components of our Flexible Products and Services business. Now this is a business that has remained relatively stable through difficult times on the top line and we’ve had challenging times with delivering the profits. Much of this is because of challenges that we have faced, but also strategic decisions that we’ve made in investing in Greenfield operations, in targeted growth. We have worked hard in this current year, the last 12 months, to put ourselves on a firm footing to be able to establish the basis of profitability, which I’ll share with you a little bit more.

Now, I think it’s important to go back just a little bit. This, today, is primarily a forward-looking day. We’re talking about transformation, we’re talking about drive the future, we’re talking about why that’s exciting. With FPS, I think it’s important to take one step back and look at where did we start this journey five years ago. We started with a strategy that had several key components of it. Three of those are listed on the left-hand side of this chart. One, we believe that by taking the actions of acquiring four key acquisitions, we would begin from a basis of leadership. That piece of the strategy was absolutely right on and the acquisitions that we made put us in a position of having the best portfolio in the industry, having the broadest production base that addresses the global market and the product line that we’ve talked about already.

The second key component of that was we were going to develop a competitive advantage through the lowest cost resin economics in the world in our KSA manufacturing hub. Unfortunately, between then and now, the resin market, polypropylene but generally the resin market in the Middle East, the pricing structure has fundamentally changed and has permanently changed the competitive advantage of a converter who is exporting from that region. This change has not only affected Greif but affected others. For example, one company who we know well that produces fabrics for the back of carpets has, in this same period of time, reduced their investment in KSA and have made their new investments here in North America, for the very same reasons that have forced us to abandon that element of our strategy.

The third was we were going to drive value from our Greif businesses through implementing operational excellence, commercial excellence and global supply chain excellence. Now, in this area, I would say it’s been partially true. We have demonstrated there is the value of operational excellence. We have taken the best practices of lean manufacturing, and for example, in our Romanian operation, we’ve driven out 25 to 30% of the cost of converting the products from fabric to a finished bag. Where this has not been

Greif, Inc. – Investor Day, January 21, 2015

able to be realized is in our largest operations, which are our operations in Turkey, which brings us to external factors that have had an impact on this business. In this same period of time, it’s well known they’ve been—there’s been at least two and maybe we could say three European economic downturns. We’ve talked already about the shift in the resin market in KSA.

The third external factor was the gift that our business received about 30 days into my leadership in FPS, and that was the occupation of our factory in Hadimkoy, in Turkey, and that relates to the constraints that we have had on realizing the GBS, the value of the GBS, because these factors are combined, and that is the historic labor model in Turkey is a subcontractor labor model. They call it taşeron. So our—the employees who are cutting and sewing our bags are not our employees; they’re employees of subcontractors. This was a highly disengaged workforce that created the environment that allowed the occupation to exist, but it’s also that same disengaged workforce, an inefficient labor model that made it impossible for us to implement the GBS to get the value of driving lean manufacturing into the operations because any benefit that was had from efficiency gains would have gone to the pockets of the taşeron members, not to the financial results of Greif FPS.

Now, this leads us to looking forward. We are in a process of revising the business strategy to drive FPS. In this process, we are doing three major changes. First, defining the competitive basis for success. So what is it that is going to enable us to succeed, and against the competition but also to more fully meet the needs of our customers, what is it that’s going to be our basis of success? Second, we are determining what is the potential, the achievable potential in revenue and in profit? Lastly, we are developing concrete implementation plans to ensure that we deliver on that strategy.

As we bring it to a little bit closer in, so what are we doing now, because to be honest, I’m not comfortable waiting for a strategy to start taking action. I think David and Pete have given me the opportunity to lead this business because I am action-oriented and my team would not be comfortable waiting for a strategy to be developed before we take actions that are clear and need to be addressed. These are what we are doing. We are taking steps to establish profitability within this business. One step has been to embark on a process that creates a highly engaged, efficient labor force. What does that mean? Those are terms that mean a lot to us. In translation, what that means is we are converting our workforce in Turkey from a subcontractor model, which is the model of the Turkish labor market, to an own employee, so we are in-housing these employees. What we have found, because we’ve actually taken the initial steps, we’ve had some great successes early on; we’re not claiming victory yet because there is still some steps to be taken, but what we’ve found is measurements like employee engagement have jumped up significantly. For instance, very basic, early type of indicators are absenteeism, it’s almost zero. People want to come to work. The efficiency of each individual person has jumped up. Without even the implementation of lean manufacturing, people are 25% more efficient than they were three months ago. So we’re seeing great promise in developing our highly engaged and efficient labor model. That’s a great credit to the team that we have in place leading Turkey and the project team that has implemented it.

We continue a process of reducing our SG&A cost. A year ago on a conference call, David and—I guess David alone, David communicated the targets that we have of reducing the SG&A cost within this business so that it can balanced with where we see the size of the businesses today, and we continue to work on reducing that SG&A, both in taking out layers at top level, also in becoming more efficient in our back office, taking full advantage of some of the synergy opportunities in the back offices and drive our colleagues in EMEA, as well as with our colleagues here in North America. These—we are seeing success already in our efforts here in North America, and we have taken steps already before the Greif transformation started to work on our portfolio. There are some underperforming components of our portfolio that we have already addressed. We’ve exited India. We have divested our business participation in the Nordic, changed the model a bit so that we can still participate there but have largely exited and are with a partner there. We have changed the supply dynamics of our Moroccan plant, one of our perennial underperforming operations so that it can find a path to being a profitable component of our portfolio. These actions are in front of us, we’ve taken them and we have more to do.

Next, we are working to develop a more customer-centric, customer responsive supply footprint. This is a product that can be shipped around the world. That doesn’t mean it should be. That doesn’t mean that’s

Greif, Inc. – Investor Day, January 21, 2015

what customers want. What we know is that premium customers in the segments that we choose to participate in, responsiveness is very important to them. Responsiveness and quality are their two most important buying factors. That means lower lead time gives us more opportunity to grow in those premium segments.

What we’re doing about that? We have moved fabric production capacity to Mexico, to our plant in Matehuala, Mexico. We have doubled the confection capacity, the cutting and sewing capacity of bags so that we can have the opportunity to grow in the North American market, a market that we see as being highly attractive. We have integrated supply of fabric in Morocco through a partnership with a known expert of fabric production. We now have a local source of proprietary high quality fabric. We have doubled our capacity in Vietnam. In each of these cases, these are not going far afield trying to develop some new model, trying to change the whole industry. This has taken known successes that we can scale up. Vietnam is a low-cost source of production for us. It is also a high quality source of production for us. By scaling up, we can get more benefits, both for the growth opportunities in Asia-Pacific but also as an advantaged supply/source of high quality, cost competitive bags in North America.

As I’ve said, the third thing that we have to do to complete our strategic plan, we’re committed to be able to be in a position to share that, with the challenging guy sitting to my right, David Fischer, our joint venture partners, the Al-Dabbagh Group, our shareholders and you as the external community that’s interested in Greif, by the end of March. It’s in a process. I would hate to short circuit that and tell you what the end is going to be because there still are some elements that are being worked on, but we’re committed that by March, we will have that plan and that’s the plans of Larry and David to be able to share that.

I wanted to share with you—because as all of us have talked about in the transformation plan, I just wanted to share with you one specific example of a value cell within FPS, and FPS, just to put it in perspective, there are 11 value cells within FPS’ three value cells. One of them that is categorized as transform and fix, through the execution of our transformation plan, it will add $2 million of EBIT to the business, and we are doing that through changing our supply model, through improving our product mix to a more profitable margin mix and through taking our best-in-class processes of confection where we know that we can double the efficiency of this plant, and that will bring real results that fit in line with what Pete has explained to you in the portfolio optimization efforts of our plan.

So I started out by saying there’s three things that I—three key messages I wanted you to understand about FPS. We are the leader in flexible industrial packaging. That leadership has been a key through acquisitions that we’ve made, our broad product line, our geographic scope. There are attractive components of our portfolio. We have pieces of our business that are performing at a very high level, reasonable, nice profits, strong sustainable business relationships with customers, growth opportunities. Unfortunately, we’ve had some, within our portfolio, underperformance that has over-shadowed the performance of the good parts of the portfolio. Lastly, steps have been taken to put this business back onto its sound footing, and we will complete the business strategy. Thank you.

Turn it over to Pete to talk about Paper Packaging.

Tim Bergwall, Division President, Paper Packaging and Services

I’ll introduce myself.

Dano Lister, Division President, Flexible Products and Services

Tim.

Tim Bergwall, Division President, Paper Packaging and Services

Thank you.

Greif, Inc. – Investor Day, January 21, 2015

Dano Lister, Division President, Flexible Products and Services

Thanks.

Tim Bergwall, Division President, Paper Packaging and Services

Good morning. I’m Tim Bergwall. I’ve been with Greif for about 12 years. I’ve been with the Paper Packaging business that whole time, and I’ve got about 25 years’ experience in the paper packaging business. So what I wanted to do this morning is to give you a quick profile of our business, talk a little bit about some of the trends that we see in the industry and our response to that and give you a little bit of insight into what our priorities are for the transformation.

So I’m on Slide 52 now, and when you look at this slide, you’ll see a graphic at the top which is a graphic of the Paper Packaging value chain, and at first glance, that looks a lot like every large, big, large corrugated—integrated corrugated producer in the country, but that’s really where the similarities end. There are significant differences in the design of our system and the way that we run it, and I’d like to take you through that. The biggest difference really is that we’re not really in the brown box business and that’s very frank. Usually when you look at a value chain like this, it’s players that are very, very big in the brown box business and we’re really not. In fact, we exited that business in two of our sheet plants last year. So we look at ourselves; we say we’re a raw material supplier to the corrugated community, and so I’ll say the independent sheet plants, the independent corrugators but also integrated, anybody that can utilize our services and our products, and I’ll take you through that value chain quickly.

On the mill side, we’ve got two mills. We’ve got a virgin asset in Riverville, Virginia. That’s a big mill, 500,000 tons a year. They produce semi-chemical medium and recycled liners. We have a paper mill in Ohio, in Massillon, and that houses one of the newest machines in North America. We put that machine in about four years ago. They’ve got two machines in as well and they produce about 200,000 tons of recycled medium.

Moving over to the sheetfeeder side of the business, we’ve got a fairly large sheetfeeder business we call CorrChoice and CorrChoice operates five plants, predominantly in the eastern half of the US, and all of those plants have a lot in common, and that is they are very well capitalized, they’re big sites and they’re geared around being able to run complex orders in a very low-cost way, a very, very efficient way and do it very quickly. So to give you an example, a typical CorrChoice sheetfeeder will produce about 600 orders in 24 hours. Six hundred orders. So these are very complicated mixes of flutes and substrates and order sizes. The typical truckload will have, like, 20 to 40 items on it, so very, very complicated, and they do all that in 18 hours. That’s not they have the capability to do it in 18 hours; that’s their average lead time across the whole system. Eighteen hours. So pretty remarkable, and that’s what we need to do to service those little sheet plants that have very complex orders.

So I mentioned before that we really don’t have box plants, but we do have converting operations, and these converting operations, they’re very—they’re specialty-oriented, right, and the reason that we do that is that they provide integration for our system, but more importantly, they make higher margins and they have better growth rates than brown boxes do. So let me mention some of those, and they’re listed on the slide.

We make triplewall and we make bulk boxes in Louisville, Kentucky. That’s a big business. We also have a litho laminating line up in Michigan, and that basically takes litho printed sheets and it laminates it onto micro flutes. So this is a really interesting product in the POP world. I’ve got a couple of samples right here. When you look at this material, it looks a lot like solid fibre but it’s actually corrugated. There’s a very, very tiny flute in here, and I’ll pass these around if you want to look at it. We can also add any substrates that we want, so we can do that either sheet or roll set. So that’s a big business and adds a lot of value. One of the other values to that business, quite frankly, is they run narrow and that’s great for our mill system because it provides trim outlets for us.

Greif, Inc. – Investor Day, January 21, 2015

Another business that we’ve got is called LeaderCorr, LeaderCorr Signage Board, and David mentioned that earlier this morning. LeaderCorr is, in essence, a replacement for foam board. So if you go into a lot of retailers – we’re in Walmart right now, as an example – you’ll see a lot of signage on the walls and above displays and things like that. Those are typically made out of foam board, but the difficulty is they’re tough to recycle, right, so we’ve come out with a line of products that we can come up with the same caliper with microfluids, provide a graphic signboard that replaces the foam board. The beauty of it is, is at the end of the life, you can simply take it to the backroom and you can bale it right along with the corrugated. So it’s an exciting product, we’re seeing it grow quickly and, again, it does provide integration value.

The last one I wanted to mention is a new business. We just set up a new coating operation in Massillon, Ohio last year. What we do is we take containerboard from our own mill, we can also take paper in from other paper mills and we’ll coat them to provide higher value. So we’ll either put a functional coating on that board or we’ll put a color on it and we’ll resell that into the same channels at a higher value, okay?

So all these businesses really have several things in common. As I mentioned, higher growth rates, higher margins in brown boxes, and all of these facilities are highly capitalized. We’ve got the best equipment available, and so we do feel like we have low-cost status on all of these products that we’re making that we refer to as specialty. So all-in, that’s about—last year, it was about $80 million in sales and that represented about a 27% increase over 2013. So it is growing very, very quickly.

I’m now on Slide 53, and what I wanted to do with this slide is just talk about a couple of the trends in the industry, and those of you who cover our industry are going to be very aware of these. They’re all over the news. It’s anywhere—any trade publication you read in our industry, these are front and center, and the first one is that it’s been—this business sector’s been very successful. You know, the market fundamentals have been good to us over the past three years or so. People are making money so, obviously, that attracts additional investments. So whether it’s, you know, more consolidation at the top with the big players or machine conversions that used to run fine paper or newsprint converting to run our grades or even some new entrants that have come in from outside the US, there’s a lot of change.

So if I were you, I would want to know what’s Greif doing about all that? You know, what’s your position? The answer is, the short answer is we’re doing a lot. We’ve invested about $240 million over the last five years. As I mentioned, part of that was a brand new paper machine in Massillon, but we’ve also done a lot of enhancements throughout the system and I’d like to just quickly take you through those.

On the mill side, we believe our number one priority is to invest in our product quality. We want to make sure that we can maintain the kind of test characteristics, the runnability, the quality of that paper to keep pace with the new entrants, because a lot of these new entrants are coming in with different technology, different machines. Some of the people that have converted their machines from newsprint, for example, can run ultra lightweight and we just want to keep an eye on those performance characteristics to make sure that we can be as good or exceed them. So the first thing we’re doing is investing in our paper machines, and the most notable one is the shoe press, which Pete mentioned. That will be installed in the May/June timeframe of 2015, and that shoe press is great for our system because it gives us another roughly 50,000 tons of capacity and it also drives down the site-wide energy consumption by over 10%, so it does drop our cost as well. But to me and to our team, the biggest advantage is it gives us better characteristics in our medium.

The second one I wanted to outline is the sheetfeeder expansion. We believe in growing this system in a very balanced way. So if you’re going to add mill capacity, we believe we want to add capacity to the sheetfeeder group as well, so we have announced that we’re going to add a new corrugator to the Charlotte, North Carolina sheetfeeder. That will be a very high speed corrugator with some unique capabilities, and that’ll come onstream sometime in the early summer to coincide with that shoe press install.

Then the last one I wanted to comment was, in fact, for the specialty business, and back to that Asitrade sheet that I passed around. We’re also—we are sold out in that business, so we’re at capacity. It’s been

Greif, Inc. – Investor Day, January 21, 2015

a great growth story for us. So we’ve actually ordered another line, and we’re going to install another Asitrade line up in Michigan in the next year. So that’ll go in late 2015, early 2016, but the beauty of that is it now gives us more capacity to continue to grow. We’ve got a lot of competing customers that want to grow with us and we’re going to have the ability to do that, so—and again, that provides more integration for our business.

The second trend that I wanted to touch on was lightweight, and light-weighting has got a lot of attention because people that use corrugated in packaged things in the US look at Europe, and we all know that Europe is using lighter substrates, lower base of weights. So a lot of people that package things look at it and say, “Can’t I go lighter?” The answer is they probably can but there are differences in the supply chains over here as well. But we think that this trend is going to begin to take off by the sheer fact that there are a lot of the new mills that have come online make ultra lightweight lines and so they’re going to have to find a home for them.

So when we look at the light-weighting trend, we don’t really view it as a threat; we see that as an opportunity, and there are two reasons for that. Number one, we are a medium-centric company. Out of the roughly 750,000 tons that we produce, 70% of it’s medium and for ultra lightweight liners that work in a box, you’ve got to have good high performance mediums, and that just gives you the rigidity to run it, it gives you the stacking strength and really without it, without good mediums, lightweight liners will never work. So that’s a good thing for Greif.

The second thing is, is that we’ve invested a lot in new corrugator technology. When you think about lightweight liners, you can’t just run them on a traditional corrugator. They’re too hot, there are just problems in processing them, the product won’t function correctly and it won’t look very good as well. So we’ve spent the last three years or so developing new technologies on our corrugators on the wet end, as well as with our steam systems, and that’s resulted in several patents that our team has come up with and filed for, and our plan is really to roll out those technologies across our whole fleet of corrugated. So again, when our customers are ready to go lightweight, we’re going to be ready for them and that’s the plan.

I’m now on Slide 54, and this outlines just four of our strategic priorities going forward. The first one is the efficient frontier. This was a very systematic key bottlenecking process that we went through in our Riverville mill and drove out significant costs and added quite a bit of throughput to that site. We learned a lot through that process, and we intend to roll out the efficient frontier methodology to other locations.

The second idea is that we have a goal to be over-integrated. I mentioned before that it’s important you grow in a balanced way. It’s also very important to be over-integrated, and that’s what makes our business model work. What I mean by that is our mills want to run those grades that we can make the best contribution per machine hour and we want to run our sheetfeeders with the best paper and the best substrates. So we want to have more in the system so we have the ability to pick and choose on both sides, and that’s been our model for the last several years. We want that to continue, and with the landscape that I mentioned to you with new competition, we think it’s really important to maintain.

Lead the transformation—or, excuse me, differentiated specialty products. I mentioned all those specialty products, but the one thing I would add is that we’ve formed innovation teams to try to figure out ways to take those products and take them to the next level but also come up with new ones. So, we’re very, very busy scouring right now to figure out what that next specialty product is going to be in our industry, and we’ve got the right people looking for it.

So the last one is lead the transformation, and if you look at our business, we’ve performed very, very well over the last several years, but we’ve had some advantages. The input costs have been favorable, and we recognize that; we’re not resting on our laurels. So as it comes to the transformation, we’ve got a lot of work to do. The whole team feels like there’s a lot of opportunity and we’re aggressively pursuing it, so let me go into a little bit more detail about what I’m talking about.

Greif, Inc. – Investor Day, January 21, 2015

I’m on Slide 55. This next slide shows the four quadrants that you’ve been seeing all morning. I talked about the business expansions, but in addition to that, we’re looking at other options. We’re out meeting with customers every day, we’re very close to everybody in the markets that we do business with and we’re certainly going to evaluate other options in the system to grow. The first ones that I’d mentioned though do take us to a size of about 750,000 tons of containerboard – that would be about 9 billion square feet in sheetfeeder – and you combine that with our drum liner, you can—the implied integration level is somewhere around 85%.

Enhancing GBS is the next—is part of this for us. I mentioned our teams are energized and ready to go after it. The Greif Business System’s been very, very good for our business for many years. We’ve learned a lot. We’ve got a lot of black belts running our division right now and these are lean experts, and they’re very energized and very empowered to make improvements, and they’ve done it. We’re going to take that to the next level. So on the operational excellence side, we’re going to take your typical continuous improvement leader that was in each plant, and we’re going to turn them into specialists and we’re going to use them across our system. So we think that’s going to enable us to go a little bit deeper, and it’ll also enable us to move best practices across sites more readily, okay?

On the commercial excellence side, when we talk about the next phase, really this is about enhancing our value proposition to our customers, and also expanding what we call the resource to the independent model, and what that means is we actually deploy our GBS resources into our customer sites. We send people—teams of people in to work with them to make them more profitable, help them eliminate waste, help them reduce energy, help them with throughput, capital jobs, those kind of things, and we do that in exchange for a larger portion of their business. That model has been very effective for us and we’re hoping to continue doing that.

So the last point here was that—I mentioned we did exit the sheet plant business, the box plant business last year. We sold two box plants, and I wanted to share with you, this is just kind of a shift in our portfolio, and that is we took two plants, we sold them to a strategic customer, and in exchange for that—we obviously had a gain on that, but in addition to that, we’ve got a long-term supply agreement on both sheet supply and we’ve also got a long-term supply agreement on containerboard. So it’s the classic one plus one equals four. We put these two plants into the hands of someone that can really grow them, and the reason we had difficulty growing them is because we’d present conflict in the market. If you’re trying to sell paper and sheets into the market, you don’t want to have a box plant in the middle of that market that competes with it. So that really limited their growth. So we’ve got those plants in the right hands, they’ll grow, and we’ll benefit from the sheet business and the containerboard business, so we’re really happy with that move.

I’m on Slide 56, just to summarize all of this. We have a high performing business. We think we’re not only unique to the industry, but we’ve got a unique position, and that is that we’re a raw materials supplier really to everybody. We don’t expose—there’s no conflict with us, so we could sell an integrated company, we could sell an independent sheet plant, we could sell an independent corrugator. We’re viewed as a trusted partner, and we’ve been growing with them as a result of that strategy.

We also have a very high performing team. When I look at the management teams across the paper packaging network, they’ve all been in their jobs a long time, they’re all veterans to the industry and they do a great job leading their teams, and so we have very little turnover, which is a big advantage for us.

So I mentioned we’re growing in a balanced way, and we are trying—we will be improving the integration with the next moves in ’15 and ’16 that I mentioned, but we’re going to continue down that path. Lastly, we feel like we have a very compelling value proposition for this industry. I mentioned a growing sector, and if you look at that chart on the bottom, what it shows you is that, historically—and that’s US box shipments historically, divided up by the integrated producers and the independent people, and what you’ll see is that even there’s been some acquisitions, some independents have been bought, some have changed hands, but you’ll see, over time, they still control a larger percentage of US box shipments than they ever have. So we think we’re well positioned to take care of them.

Greif, Inc. – Investor Day, January 21, 2015

So that concludes my comments, and I’ll hand the floor back over to Larry.

Larry Hilsheimer, Executive Vice President and Chief Financial Officer

Okay. So, hopefully, this was helpful to you today. I know from some of the discussions at the break that folks wished we could even give more discrete details about actual things going on. I think you all appreciate the fact that, you know, we are in a competitive business and we do have associates, and you have to balance the desire to be transparent and open with the realities of running a business and not giving competitors information that they could act on and even utilize in carving it to their story to undermine our strategic objectives.

At the same time, you’ll reflect back on the discussion that Pete had at the beginning and we had the health, and one of the elements that’s also key to this entire effort is our people. We want to treat our people with respect, we want them to be the first people communicated whenever we do something, we want to treat them appropriately if we make changes, and that’s critical to the success that we ultimately have. So we will share with you as much as we can when we can. That was the purpose of today, was to try to let you meet our business leaders. We’re very confident in our teams. We’re very excited about what we’ve got in front of us. What I’ll try to do now is bring it home around the metrics that we’re going to use to measure ourselves.

Now, these are the financial metrics at the top of the house. As Pete mentioned, there are still activities left on 25% of the plans in the fix or transform bucket. We’re working on the plans on the protect the core that go through March 31st. There are other plans going on in our invest to grow, so the discrete business metrics are not yet determined. However, by the macro work that we’ve done, we’ve established the metrics at the top of the house from a financial perspective, and I’ll get to those in one second. The other element is that we also have metrics outside of the financial metrics. You know, we have consumer satisfaction metrics that we are—that we’ve had for some time in EMEA that we’re going to be rolling out worldwide, where we will hold ourselves accountable and work on that process, and then our index that we use to measure the engagement of our associates. I don’t know how many of you have done a lot of research in that area, but I’m a firm believer, as we all are, that highly engaged work forces are much more efficient and they are much more apt to be your employees long time, be highly productive and really add to the bottom line and serve customers. So those are the other metrics that I won’t discuss.

So what are we going down to? The other thing that, at least in my career, I have seen to be very successful was trying to have metrics that are easily understood by your associates so that it doesn’t take an MBA to walk through it, so they know what you’re trying to do, so we’ve come up with very simple ones, you know, and it really gets down to trying to drive up our operating profit, and there’s two components to that. There’s the gross profit, of trying to drive to 20%. We’re roughly at the 19.1; that might not be a big stretch. That’s hard, really difficult work, okay? One of the streams that we didn’t talk about today in our transformation is the supply chain efforts that we have going on and working those in conjunction with some of the other things that were talked about, about our footprint, you know, the related labor costs, all of those issues which will end up funneling down into that gross profit.

The other element is our SG&A, and we’ve talked about that a great—in a lot of our calls about our objectives. It’s been a goal for a long time, and we are very confident about our approach and abilities. I’ve talked already in our earnings call that we’ve got $35 million on a run rate basis that we’ll be baking into our ’16 plans. There are costs to implement this year, obviously, that will offset the—to the extent that they get implemented this year, a portion of that.

The other thing that I’ve yet to talk about, but will right now, is we embarked at the beginning of November on a comprehensive effort to go further in our SG&A efforts, and we are working with an outside group on a totally contingent basis, not that we needed to get it done, but to get it done sooner and to bring outside ideas of what other people have done elsewhere to help enhance what we drive up. Right now, through the first few months of this, we have an extremely high level of confidence that that will be at least another 30 million. What I can’t tell you is exactly when yet, okay, but we have the areas where we know we’re going to be able to drive that, and we’ll get back to you in terms of when will that be on a run rate basis,

Greif, Inc. – Investor Day, January 21, 2015

and we’re not done. We’ve got a lot of work done. We’ve done top level down, and we’ve done a lot of idea generation up and we’re doing discrete planning from the bottoms up standpoint now to meet the high level metrics.

The other focus is we’ve got a—that we didn’t talk about today is a huge focus on working capital management to try to get more consistent in our cash flow generation. Our goal is pretty aggressive in terms of what we hope to drive out of that, but we will also be smart. So some things have already surfaced out of this team, and we actually have taken actions where we’ll actually drive up our working capital because it gets into making smart decisions like, okay, I could extend my payables but, gee, if I can deliver a lot more to the bottom line by taking advantage of discounts, let’s not be driven the wrong direction by a metric, and so we’ll work through those things.

What does this all translate to, and it’s a little bit of an eyesore, but again, it’ll be in the materials that we provide, and I’ve got ’14 as a comparison and I’ll talk about one number on here that you need to understand the bottom line of it. But what I’ve done on this is just simple—pick 2 and 3% and it says, okay, what happens if we just grow 2% from our ’15 forecast out through ’17, which is where we’re saying we’re going to establish the goal line for us to hit the goals in this element of our transformation. So at 2%, I mean it’s easy math. I mean, this is not any complicated thing here. It’s that, okay, if we are able to drive our SG&A down to 10%, if we’re able to drive our gross profit up to 20%, which we’re confident we’re going to do on these, then this is what falls out, and our operating profit drives up, et cetera. Obviously, I would hope that if we grew 3% instead of 2%, our SG&A would actually be lower than 10%, okay, but this is just to show how does it fall out in the model.

The one number on here that I want to address just quickly is the free cash flow, because you might go, well, gee, you’re driving out SG&A and you’re driving out working capital; how could your cash flow not be increasing? And again, this’ll tie back to last week’s earnings conference, the last slide of that appendix. I didn’t want to put a new number on the bottom of ’14, so that free cash flow in ’14 has just positioned the business proceeds and all that kind of noise in it which the other two columns do not have. I know you guys are good at subtraction and math. If you look back at that exhibit, it’s pretty easy to figure out. I just didn’t want to introduce yet another number in here, so that’s the explanation on that number.

These are where we will in a year, and we’re excited about our future. Hopefully, you gained some insights today from the transformation efforts that we have and have as much confidence in us as we have in our teams running our businesses and what we’ll be able to accomplish.

With that, I’ll turn it over to Scott, who’s going to emcee the Q&A session.

Scott Griffin, Vice President, Communications

Thank you everybody. Thank you very much. As a reminder, for those of you that are participating on the Web, you can submit questions via text, 740-417-3727, or investorday@greif.com. We are right on time. I’ve never been in a conference where we actually landed the plane right on the minute, so thank you. We have allocated a minimum of 30 minutes for Q&A, so it’s your opportunity to ask the executive team and the operators those difficult questions. I’ll hold back the questions that we’ve already received from the Web to allow those in audience to ask yours. Amanda Coulter here is going to be working with the microphones. I’d ask that you please state your name and your firm and the question in the microphone so that we could have the first question.

Ghansham Panjabi, Robert W. Baird, Analyst

Good morning, everyone. Ghansham Panjabi, Robert W. Baird. If we could just turn to Slide 59 real quick, just a clarification question. So on the probability scenario range of outcomes, 2% growth versus 3, I’m just curious as to, you know, the top line difference between the 2% versus 3% is about $85 million, but the EBITDA is 9. Why isn’t the operating leverage more significant?

Larry Hilsheimer, Executive Vice President and Chief Financial Officer

The—well, first of all, the—I’m sorry can you repeat where you were asking the question at?

Greif, Inc. – Investor Day, January 21, 2015

Ghansham Panjabi, Robert W. Baird, Analyst

Just the net sales, you know, 2% versus 3% scenario.

Larry Hilsheimer, Executive Vice President and Chief Financial Officer

Yes, but which metric, I’m sorry?

Ghansham Panjabi, Robert W. Baird, Analyst

EBITDA.

Larry Hilsheimer, Executive Vice President and Chief Financial Officer

Oh, on EBITDA. So yes, so let me first say—and I said it, but let me repeat it. The—we have ’14 for comparisons, but the growth metrics are off of ’15, of our ’15 forecast because, as you know, we disposed of some businesses and, you know, those kind of things. So when you’re looking at the EBITDA growing, I mean it’s—obviously, it’s just—it’s simple math of, okay, the 20% margin, I’m going to get down to my EBITDA so it’ll help, and we’ve made assumptions obviously on our capital and our depreciation flowing in there, so that’s—I mean, that’s—and they’re grounding between those two years, that one went up and one went down.

Ghansham Panjabi, Robert W. Baird, Analyst

So let me ask it differently. What do you think your operating margin is, incremental operating margin?

Larry Hilsheimer, Executive Vice President and Chief Financial Officer

Our incremental operating margin is going to move from 7.5 to 10.

Ghansham Panjabi, Robert W. Baird, Analyst

On each dollar of sales.

Larry Hilsheimer, Executive Vice President and Chief Financial Officer

On—each dollar of sales should end up generating—well, incremental margin, I don’t know the answer to that because, obviously, we have some fixed cost elements that go into that, but—I mean, what we’re hoping to—or—and we will achieve is 10% bottom line operating.

George Staphos, Bank of America Merrill Lynch, Analyst

George Staphos, BofA Merrill. Thanks for the presentation, the details. Two questions. First of all, in terms of the businesses, I recognize that you have lots of people who work for Greif who are looking at the presentation and, obviously, you have lots of competitors. Nonetheless, the presentation was very top down on the one hand, and then from the business unit level, it was very much “here’s a case study, here’s a for instance.” How do we—what would the businesses say would be the key elements of the scorecards by which to track your performance relative to these goals, again because you had mentioned a lot of these things are going to grow over the next 12 to 36 months?

Then my second question is, how do you feel about being able to raise gross margin by roughly 100 basis points, which you said is a hard goal – and we’d agree with you – while you’re cutting back on SG&A, recognizing that some of the customer service and innovation and all of that is what drives a higher mix in gross margin? Thank you.

Greif, Inc. – Investor Day, January 21, 2015

Larry Hilsheimer, Executive Vice President and Chief Financial Officer

Yes. A couple of things, George, and thanks for the questions. So we did talk about a lot of different metrics today. We’ve tried to open the kimono and show you how we’re doing this inside and what we’re going to incent our people on. So one of those is obviously the four-wall RONA, which is what they can control. It doesn’t have it in all of our corporate allocations, it doesn’t have goodwill, those kind of things, because those things the people down in those units really don’t have the ability to impact. We could obviously put it in and just change the metrics. So, you know, trying then to reconcile that to the top of the house is a path we won’t go.

But to answer your question about the metrics against what each of the business units will be driven, it’s my—as I said, we haven’t yet finalized those because we only have 75% of the fix and transform plan completed, and we don’t have yet, until March 31st, the protect the core plan. So that’s why, on the bottom of the metrics page under the operating unit metrics, it’s yet to be finalized. We will determine as we get there whether we will be able to disclose that, you know, when—at that detail without impact from a competitive standpoint. I can’t think of any reason we wouldn’t but I don’t want to commit that we’re going to do it yet, and we will be talking about our progress against these enterprise-wide metrics as we go forward.

George Staphos, Bank of America Merrill Lynch, Analyst

A different question. So relative to your margin goals here, will you be able to provide, when you do have your plans together, what the margin goals are by business unit, again, so we can track the performance individually and kind of keep score if we can’t know each, you know, element of the plan?

Larry Hilsheimer, Executive Vice President and Chief Financial Officer

Again, I don’t see any reason why we wouldn’t, George. I would insist they will ultimately be able to do that when we complete them. I, personally, certainly would but I don’t want to say 100% for sure. As to your other question around the SG&A activities relative to our focus on the customer and focus on our people, we are comfortable that we will be able to accomplish that joint objective. We have discussed that at length in our process.

Scott Griffin, Vice President, Communications

I’m going to go ahead and ask a question from the webcast, coming in from Edmund from Wellington, and the question is a follow-up to Slide 59. “Please provide the specifics with respect to how your leadership incentives are tied to achieving these metrics?”

Larry Hilsheimer, Executive Vice President and Chief Financial Officer

So we are actually in the process of working with the Compensation Committee of our Board to align management incentives as we move forward. We have historically had incentives that are tied to RONA calculations, some that the Comp Committee of the Board does approve, some that are management driven that do get down into the operating units. So it will align very tightly to the fix and transform, or the quadrant analysis and the measurement of RONA, it ties to that for those levels, and at the top of the house, you know, RONA is obviously just an outcome of us hitting these metrics, so I think the alignment is very tight to what we have.

David Fischer, President and Chief Executive Officer

I would add—this is David, for Edmund’s benefit. I would also add that, during this process with the Comp Committee, we’re also recasting the participants into the long-term compensation plan for the

Greif, Inc. – Investor Day, January 21, 2015

Company to match perfectly with the people who are in charge globally for the transformation. That team is roughly 65 to 70 people. It’s down somewhat from our previous transformation numbers of team. We think those are the most impactful people to change our fortunes in the—as they implement these plans, wherever they are in the world, and those people are going to be directly aligned to this long-term incentive program and the very tight metrics that Larry just described.

Scott Griffin, Vice President, Communications

Thank you. We have a question in the back row.

Adam Josephson, KeyBanc Capital Markets, Analyst

Thanks. Adam Josephson with KeyBanc. Thank you for hosting this event. One question for Tim on the Paper business. Obviously, the Company is investing a significant amount of money in the business now. Obviously, industry conditions have never been better. You know, what are your thoughts about investing this capital at what is obviously the peak of the cycle? Are you implicitly assuming that current conditions will continue as is, or what exactly are your assumptions along those lines?

Tim Bergwall, Division President, Paper Packaging and Services

No, it’s a great question, Adam, thanks. I would describe it—first of all, for those that don’t follow us real carefully, we’re very small in the overall industry. We’ve got roughly a 2% share in containerboard and roughly 10% in corrugated sheets, so we’re a small player. So the way we look at is we want to outperform, and to do that, we want to invest in the products, our capabilities in the plants and really lower our cost base. So even if there wasn’t a steady state and even there was a little bit of erosion, the projects that I outlined are actually lowering our cost base, so we feel like continued investment in our current system makes a lot of sense. We also think that it makes a lot of sense to expand beyond what we’re doing today.

Adam Josephson, KeyBanc Capital Markets, Analyst

Thanks, and then just one for David or Larry on the Rigid business. So, you know, margins over the past four years have gone from about 10% to 5.5-ish now. Obviously, some of that’s acquisitions you made in the ‘10/’11 timeframe. Obviously, some of that’s the weak European economy. Given the extent to which margins have fluctuated over the past several years, what do you consider normalized margins in that business, given the acquisitions you’ve recently made, and why? Thank you.

David Fischer, President and Chief Executive Officer

So, Pete, you want to field that question?

Peter Watson, Chief Operating Officer

Yes. You commented on a couple of them. It’s some of the deflationary raw material cost that drives things. That can create opportunities for margin and opportunities for a decline in margin. I think the biggest driver we’ve had, and we’ve shown it, we’ve got a sub—a quadrant of businesses that are destroying value, and some of those are in the Rigid business. So I think the biggest driver we can have is to fix those plants in those businesses. It’s a wide range of substrates that does that, and I think that’s a big component of it, and another, as Ivan talked about and Darren talked about, how do we acquire aggressive and system principles to improve our efficiencies and to sell at margins at—to customers and segments that enjoy what service can we provide. So I think it’s a multitude of things, but I think it starts with eliminating cost-makers and eliminating plants in that business that are destroying value.

Adam Josephson, KeyBanc Capital Markets, Analyst

Thank you.

Greif, Inc. – Investor Day, January 21, 2015

Scott Griffin, Vice President, Communications

I’m going to go ahead and ask one, before we bring the microphone up front, from the webcast. The question is, “What are the implications of the deflationary environment in Europe? Are you able to monetize the upside to Grief?” and I believe Ivan would be in the best position.

Ivan Signorelli, Global President, EMEA

Can you repeat the question, please?

Scott Griffin, Vice President, Communications

What are the implications of the deflationary environment in Europe, and can you monetize the impact on Greif?

Ivan Signorelli, Global President, EMEA

Yes. Well, I am—what it means, this monetize?

Scott Griffin, Vice President, Communications

I would say the financial impact.

Ivan Signorelli, Global President, EMEA

Oh, okay. The—sorry. So English is not even my second language. It’s a little bit difficult sometimes. Actually, the deflationary impact in Europe has been followed by also an action from our supply chain people to take advantage of the opportunities that happens in the market with the reduction of raw material costs. Also, we have been taking strong actions by use of the GBS, what we call—which is more lean manufacturing. We learned a lot of tricks during the time that we have been dealing with lean manufacturing to correct that and keep our margins stable. So we have been very stable and very steady in our margins. Now, what we see happening is that these costs or reductions is going to make European products more competitive on a global basis, so we can see that this—let’s say this—we are in the valley now, my opinion, we are in the valley now that prices will start catching up as the products start being exported. So I think that this is—I can see here some improvement in the prices, with also consequences in the margins. I hope I have answered properly.

Scott Griffin, Vice President, Communications

Thank you.

Mark Wilde, BMO Capital Markets, Analyst

Yes, I’ve only got two questions. It’s Mark Wilde with BMO. First, just a specific one for Dano. I’m just struck by this situation in Istanbul because you’ve got a lot of other big multinationals that operate successfully in Turkey. Some of your head people in Turkey have worked for those other multinationals, so I want to understand, you know, what did you guys miss here? You know, what happened to Greif?

The other question I have is a broader question for the management team, particularly the guys that have been around for a long time. You know, this Company was very successful, if we go from that period from kind of the early 2000s to about 2008, at acquiring businesses, rationalizing, taking out costs with the GBS. What’s really different today?

David Fischer, President and Chief Executive Officer

Take the first one there, Dano.

Greif, Inc. – Investor Day, January 21, 2015

Dano Lister, Division President, Flexible Products and Services

Yes. Thanks for the questions. We could maybe take all day to go through the—not—I wouldn’t necessarily say it’s what we missed, but the debrief really of the kind of after-action assessment of this situation, a couple of things. You referred to what are other big multinationals in Turkey—what have they done, what are they doing? Some of them, like for instance, some of the automotives, GM, Delphi, their factories are already in-house owned employee business models. They are the same business models that they have in other places of the world.

Other—in the news, so this is not—if you can read Turkish, you can go read the newspaper and you can understand. One of the other big groups in Turkey, there’s a group called Sabanci, and the Sabanci group, recently, within the last 30 days, has announced the in-housing of two of their business divisions. One of them is their venture with Bridgestone, and for all the same—so for all the same drivers that we are going through the in-housing, Sabanci group has made the same decision. We start with their top leadership as well to make sure we understand what did they do that was successful, what things should we be aware of, how do we approach this, because there are some delicate things to accomplish through the process. That’s been very helpful.

But this is an issue for Turkey, and it was an issue that was known and identified at the time of acquisition. This subcontractor model had some challenges that would have to be addressed at some point, and the plan, the actions to finally do it, well, it’s—it’s been driven by the catalytic event which was the occupation of Hadimkoy. So really, it was not something that we did not know would eventually have to happen. This has been able to help us see very clearly the reason to go quicker to capture the efficiency opportunities of the work force and to have an engaged work force that—again, I talked about the most important component for our customers, our quality and responsiveness. A more engaged work force also delivers a higher quality. We can be more diligent when they are own employees that feel invested in the product. So we’re doing all the right things. We’re doing things that are similar to what other companies have done or are doing now in the Turkish market.

David Fischer, President and Chief Executive Officer

I’ll take just an add-on to that one and then the beginning of the second question, Mark, just a moment. One of the other things I think we missed in Turkey, when you talk about our labor force there, was the vulnerability or just the sheer risk of having this subcontractor with taşeron model and being an American-based company, because the folks that—you know, and I’ve ran plants all over the world in the chemical industry and in this Company for my entire career, and I’ve seen tough unions and I’ve seen tough labor situations, but I’ve never seen it where, you know, the Communist Worker Party would infiltrate your work force, adding one employee every two to three weeks until they built a small critical mass, and then non-Greif employees supplant that critical mass that was hired on within our own organization, to overthrow the plant and drive management from the building and shut it down for 60 days, and then after we even got them out of the plant, keep the operations down for 110 days. So I’ve never seen anything quite that radical. I think we missed the risk factor of these folks entering our work force and who they were. We’ve, since this time, through Dano’s great efforts, really re-established a great working relationship with the union and with the government there to help us avoid this type of thing in the future. But the combination of being an American company and having this model was, I think, our vulnerability that we missed in the beginning of the acquisition.

Transitioning to your second question, you’re correct, and many—fortunately many of us, along with the row here, have been part of the Company and been part of the value creation times when times were good. My personal opinion is that we overextended ourselves at the wrong time. We tried to bite off more than we could chew with the number of acquisitions we had at that moment, and I think if the world would have stayed the same, we probably would have found our way through that much more seamlessly. However, the world turned against us and the sheer volume of things that we had to do, coupled with a very high growth rate, where we didn’t make a robust back office system of accounting, of

Greif, Inc. – Investor Day, January 21, 2015

management and integration, we didn’t have that kind of capability and we stretched ourselves to the limit, I think, with those acquisitions. That’s why over the past year, we’ve rebuilt ourselves, we’ve put in those systems.

I think you’ve heard us talk many times about a global ERP system. We started out this transformation process with 53 ERP systems. I don’t even care if you’re really good at IT and we’re not. You can’t keep together 53 into a seamless control environment around the world. We’re down to about 40 or 41 right now because we have €600 million transitioned onto our new ERP system, and that’s going to continue until we get down to one, two or three operating systems around the world. So I think we just overstretched ourselves.

And during that period of time, as you well know, we changed out CFOs, we changed out—we had the unfortunate death of our Controller. We’ve had a thin organization, not capable to respond to a lot of the noise that we’ve been dealing with. Well, that’s all changed with the addition of Larry and his team that I mentioned earlier, and I’m quite confident, with the change in auditors as well this year, that we’ve gone through and swept most of the known—or if not all, of the known and most of anything that could be a problem for us in the future out the door and then documented it. So I think that’s what’s changed, and we’re going back to this transformation process with a methodical drive on every one of our assets worldwide, using the broad capability of the management team and a much broader global team in place, and from that, get back to our roots of just, at a more reasonable pace, growing over time and absorbing. We’ve not yet earned that right to grow yet and that’s why we’re doing what we’re doing here, but there’ll be a time when we do re-earn that right to grow and we’ll be back to what made us successful in the past.

So thanks for the question.

Scott Griffin, Vice President, Communications

Thank you, Dave. We’re going to go over to this side of the room.

Chris Manuel, Wells Fargo, Analyst

Good morning. Chris Manuel from Wells Fargo. As I’m looking at Slide 59, it’s still up here, I don’t know, maybe it’s kind of a silly question, but you’ve got some targets out there for 2015 that you’re aspiring to move towards, but it first strikes me as odd that, as you sit here today, you’re not sure which businesses may or not be in the fold. You have, I think, up to another 400 million or so in the divest bucket that could be within that piece. Do you have a sense, or could you give us a sense, as you look at that revenue mix today, or as you look at your different business units, what are your targets for returns in each of those? Do you have a—you’ve got overall corporate up margin, up percentages, but what do each of the units look like? Is there a build-up beneath it; that’s number one, and then a follow-on?

Larry Hilsheimer, Executive Vice President and Chief Financial Officer

Yes, so several of things, Chris, and thanks for your question. One, you know, we’re laying out what our metrics are, and I’ll reiterate that this is a mathematical depiction of what we would end up getting to if we achieve those objectives under this transformation. You’re right, we have things in the divest bucket that would, if they’re divested, going to take revenue out, and so that would end up impacting things. As Pete said, we don’t yet have a specifically identified time when we’re looking to divest those businesses. We’re going to take that to match what we think is the appropriate time to maximize value, in conjunction with in our invest to grow activities.

With respect to the individual metrics for the operating businesses, you know, it’s very similar to my response to George’s question. We are far along the path on the fix or transform, where we’ve got the identified plan for those discrete units, about 75% of them. There’s another 25 where they came to the drawing board and we basically said, “Try again, come back, and if can’t, we’ll have to revisit those.” We’ve laid out the process to have the enhancement plan for the protect the core done by the end of March. But, you know, all of this will filter up to identifying what those business metrics are, that—can you

Greif, Inc. – Investor Day, January 21, 2015

go back one more slide? Yes. So down at the bottom, when we say, “targeted growth by business” in our innovation revenue mix, those things will then drive metrics by those individual businesses, but we’re—Pete articulated in his presentation that our objective for the fix or transform businesses is come back to us with a plan that will drive their RONA return to at least our WACC plus 3. But if you then go back and look at those quadrants for some of those same—for other value cells in that same business, their RONA is much higher, okay?

So it’s ratcheting that all together to then compile what will be the one for each of the business units. We’re not done yet. It’s almost like a money vault. It’s a lot of data and analytics, you know, top down. Now it’s bottom up. We feel very comfortable, based on the analytics that we’ve done, of achieving these objectives. Now it’s working through the process to get there. But, you know, what I’ve tried to depict is, if we’re successful in the growth—if we achieve a 2% growth, here’s what it’ll look like.

Chris Manuel, Wells Fargo, Analyst

Okay, and then a follow-up for David. If I look at some of these metrics that you have put forth here on Slide 59, if we look at, particularly the first two—or, I’m sorry, 58, I apologize—first two, when you look at Op profit percentage and gross profit, if you were to just divest or walk away from the plastics business, you would achieve many of the targets. What are the triggers or milestones in your mind as to what the path is and you might want to be in the business or not be in the business? I think back to (inaudible) to us in December and (inaudible) a couple of times. So maybe two elements there. What would be the trigger for you to decide that you strategically want to be in this business, number one; and number two, maybe why we’ve kind of pushed the timing back a bit?

David Fischer, President and Chief Executive Officer

Yes, good question, thank you very much. So you have a great observation on the two profit margins, and the metrics and the impact of the divestitures. I will expand it that divestitures of any activity in our portfolio that’s underperforming will have the same type of effect, not just FPS, and why would we divest others and not FPS at this juncture? First of all, the other ones, we will have determined, as Pete said earlier, they’re either underperforming professionally and we don’t know how to fix them, they’re in a non-core place of the world or they’re in geopolitical risky areas for us. So those decision points may cause us to take smaller elements ahead of the FPS decision of what to do with it best and go ahead and divest those. With FPS though, we believe we can still make it a good business, otherwise we wouldn’t be working so hard on it, and we think the impact of the downturn of the economy in Europe, the Hadimkoy occupation and the change in the footprint for KSA are all masking what can be still a good growth business for us. In our portfolio, when you look beyond paper, in the rigids area, it’s good to add areas that we know we can grow around the world. We know we can grow this but the question is can we grow it profitability, and that’s the work that Dano and his strategy team and some of the outside help we’ve hired on have been tasked to do by the end of March, as he mentioned.

The reason—and I’m not making excuses, but the specific reason that we have pushed it out from the December standpoint of when we would have a clearer picture is things have changed. The currency model for Turkey changed dramatically right before us. The labor impact of them going to the new model has yet to be determined. Those things have changed. Previously, we didn’t quite have a line of sight to those, particularly in the currency. We’re going to change those dramatically and change the footprint, the competitive footprint of our manufacturing sites in Turkey. So what we’re doing right now is figuring out how big and what footprint Turkey could maintain and where around the world those assets could go to so that we—as I mentioned earlier, we can grow this business globally around the world. So that trigger point will come largely out of the work that we’ve committed to by March.

Chris Manuel, Wells Fargo, Analyst

Thank you. I might go ahead and ask one…

David Fischer, President and Chief Executive Officer

I’d ask Dano to add to that too, as well, because he’s lives it daily.

Greif, Inc. – Investor Day, January 21, 2015

Dano Lister, Division President, Flexible Products and Services

Sure. I don’t know whether I can add much to that. I appreciate the question, and the full range of strategic options is being considered. That’s why, you know, as I outlined, I think it’s very important that we do identify what is the achievable revenue and profitability, and that will then give us the ability to make the decision. I would also say, you know, one of the other important elements of this is our joint venture partner wants to be, and is, fully engaged in that strategy development process as well, and so we’ve got another factor to build into that. It’s not just kind of those of us in this room, but that our partner is highly engaged in this as well and making sure that this is a strategy going forward that they can believe in, commit to and continue to invest in as well.

David Fischer, President and Chief Executive Officer

One last point, I’m sorry. You made a great observation about the divestiture bridging or even maybe even achieving those goals, if we did—if we went with the divestiture, achieving these goals at the top of the house for the Company. Well, I can guarantee you that if we took that step, we would just re-ratchet our goals up again because we have so many opportunities in the other buckets of the quadrant that we articulated earlier with Pete’s analysis, there’s plenty of opportunity. We would immediately go back and re-ratchet the goals higher. We wouldn’t just stop at that point in time.

Scott Griffin, Vice President, Communications

Thank you. I’m going to add a question from the Web. It’s regarding Latin America. The question is, “Little has been shared about your outlook on Latin America’s operations and how it is factored into your 2015 outlook. Can you please comment?”

Peter Watson, Chief Operating Officer

I’ll take that. When you look at Latin America, the predominant amount of business we have is in Brazil. You’ve got some currency challenges. That business has been challenged in the last three years. It’s making continued improvement, made great improvement last year. Our expectations this year are it’ll be greater. I think the challenges you have in Brazil – and you guys saw this – our volume was down double digits—or excuse—yes, our volume was down double digits, our price in the fourth quarter was up double digits, so we’re making portfolio moves in that business. We’ve sold, divested some businesses in Brazil. We are accentuating some businesses. The idea is to grow our profits there and not necessarily grow our volume, so we have to find out where we are best positioned in Brazil to make the most money. It’s a very challenging situation, as you guys know.

If you look at the rest of Latin America, they’re performing quite well. There are some volatile regions, as you guys know. The question someone might ask is Venezuela. We’ve been in Venezuela for a long time. By the former company that owned them and we bought them. It’s performed very well over cycles. We’re in a very challenging cycle right now with hyperinflation. The big factor there is we have trapped cash, like most companies that can’t get money out, so the question is what to do with that money inside the Company.

So anyway, it’s a business that’s improving overall. Outside of, again Brazil, we’re performing very well and we’ve got a lot of opportunities that we’ll tell you in that transform and fix category. There are some opportunities in that business, like others, that are destroying value. We have to fix that, and that is part of our opportunity to improve the runway and the growth, profitable growth opportunities in Latin America.

Addison, you’ve run that business in the past. Do you want to make any further comments?

Greif, Inc. – Investor Day, January 21, 2015

Addison Kilibarda, Senior Vice President, Transformation and Strategy

Yes, Pete, you stated that very well. I guess probably the other thing to point out is that we’ve kind of shifted our portfolio from—to a more ag-oriented stance. We can benefit from citrus and agricultural chemicals. The growth rates in those segments are in double digits, 8 to 10% per year, so by repositioning ourselves, there is some upside in demand for the future.

Scott Griffin, Vice President, Communications

Thank you. We have time for one more question.

Alfredo Jollon, Acrux Funds, Chief Investment Officer

One question, two—hopefully, you—one of my questions was very short. Timberland, do you have a guess, an estimate of what you think might be the value of that business today? Then the second question was, you talked about cap ex for 2015 of about 150 million a year. Do you need to spend more than 150 million a year of cap ex to get to the financial metric objective by 2017?

Peter Watson, Chief Operating Officer

Yes, I’ll take the cap ex question and turn the value of the land to Dave or Larry, but we’ve got $150 million of planned capital expenditures this year. Of that, a large percent, or a higher percentage of that is on our strategic projects, which is the modernization of our Riverville mill which will be completed at the end of Q3, the corrugated expansion that Tim talked about which will be completed at the end of Q3 and our investment in Saudi Arabia in the joint venture. That’s a large percentage of it. We’ve got about 80 to $90 million in expenditures that is referenced to maintenance capital; that’s required to ensure that our plants and our operating capabilities are effective and efficient. At this point, I think we are not encumbered by $150 million of capital. I just think that from an operating standpoint, that gives us sufficient enough capital to smartly improve our businesses.

I will tell you, when you look at us improving operations, you got to look at three things. You got to look at process improvement first, because if you don’t have an optimized process, you can throw good money and create bad money and bad value. Then I think you look at light capital solutions, which is how do you optimize your process with light capital, and then once you feel comfortable that your processes are optimized, then strategic capital creates better value. So I will tell you there’s probably some businesses think that they don’t get the right amount of capital, but as I mentioned before, our allocation process of capital’s changing. It’s no longer a democratic approach. You have to earn the right and the businesses which generate the most return are going to get favored status on capital, period. I don’t see that our 150 million capital position hurts us in our ability to meet our goals.

David Fischer, President and Chief Executive Officer

On the question for the land valuation, I don’t have the exact number off the top of my head, but consider, you know, all of our land holdings, including Canada, for the higher and better use of the development properties around the lakes up there, got about a, you know, on a market value basis, somewhere around $0.5 billion and it’s on our books for about 50% of that.

Scott Griffin, Vice President, Communications

We’re going to do one more. We just got a green light from the Web, that we’re going to keep it open for 10 minutes. One more question on this side, George, you had a question, and then we’re going to have to wrap it up. David will make some closing comments.

George Staphos, Bank of America Merrill Lynch, Analyst

The pressure’s on for a good one. I wanted to come back Chris’ question on Turkey, because I think it was a real good one. So if we go back to the fall, and you said that you would have your plans in place

Greif, Inc. – Investor Day, January 21, 2015

more or less by now, at that time, currencies were already beginning to devalue against the US, most of the economists’ forecasts were forecasting this as well. So what else changed in terms of pushing out your planning process on flexible packaging? That’s question one.

Bigger picture, within Turkey and then more broadly, what are you planning on, what kind of macro environment, what kind of dollar or currency environment are you planning on relative to your plans and relative to these goals, because—for example, right now, I guess Turkey is a relatively high-cost region because you’re pegged to the dollar, but who knows? A year or two from now, the dollar could devalue and all of a sudden you’ve done things in Turkey because you thought you were in a high-cost region and now all of a sudden it’s a low-cost region. So what are your, you know, two or three important goals or forecasts, really, in terms of these long-term projects and strategies that you’re working on? Thank you.

Larry Hilsheimer, Executive Vice President and Chief Financial Officer

Well, with respect to the currencies , George, when we—I’ll tell you, our fall time was late August when we talk about that—we had not forecasted the dramatic decreases in—or the strengthening of the dollar and a weakening euro at that point. Matter of fact, we did our budgeting process in September/October, and at that time, we used a consensus estimate of the next 12-month projection of currency, which is what we generally use in our budgeting process. Since then, it has changed dramatically, that incremental devaluation piece that you saw in our WACC. So things have changed. I mean, it changed relatively dramatically from the August time we were talking to when we did our budget and even further now, so that’s been a huge shift. Relative to our assumptions going forward, we’re not currency prognosticators; we don’t try to guess what it’s doing. We’re trying to do—we’ve said—like I said in our earnings call last week, we updated it to January and we’re using that in terms of what we’re projecting forward and, you know, currency will move where it is. Relative to operational aspects, what we’re trying to do in Turkey, in particular, is deal with our imbalance on buying in dollar or Turkish lira, which is tied to dollars, and selling euro, trying to shift our supply chain a little bit. So we’ve hedged that so that we’re trying to buy more in euro-based pricing and trying to operationalize some of that on a go-forward basis to mitigate it. So that was a big impact, a shift or a change from where were in August.

The other was – and I’ll ask maybe Dano to comment – more about the dramatic impact just in the labor situation that led us to a point of saying, “Okay, where we were is not going to get us where we need to be and we need to do a new strategic objective,” because you’re right. In August, we talked about—now, what we did talk about then was our overall strategic planning effort for the enterprise and not specifically to FPS – obviously, FPS is a component of that – and what we said at that time was we’d be at a point where we would have presented the strategic framework to our Board of Directors, you know, to get their approval, we would then communicate that to you, which we’re doing, but at the time, we also indicated we wouldn’t have all the executes and details, so I think we’re doing what we said we would do. At that point in time, we did have more confidence in where we thought we were going to be going with FPS. Things have shifted, one being the currency issue and then the labor, which has led us to a total new effort on the strategic direction of FPS.

I don’t know, Dano, do you want to add to that?

Dano Lister, Division President, Flexible Products and Services

Yes, I mean, I think you’ve said it pretty well, Larry. I don’t know that I would add, you know, too much color around that, but you know, the—first of all, the impact of buying raw materials in dollars, selling—and that’s really in dollars, not in lira. Most—the Middle Eastern market for resin, the Turkish market for resin is historically dollar-based, really dollars, not the Turkish lira which is largely tied to the dollar, and then selling in euros, with a large portion of our business still being euro-based. That has had a major impact on us, but I would say this is an example though, also, of the value of our breadth, the value of our global sourcing capability. We’ve gone from having less than 10% of our resin being sourced in euro bases; in the August timeframe, we’ve been able to shift that to where we now have a majority of our resin being purchased in euro-based currencies. Some of that, I would say, is not completely risk mitigated; some of it is just taking short-term advantage of deals that we can make, but at least it is creating opportunity for us to offset some of that risk.

Greif, Inc. – Investor Day, January 21, 2015

And the labor model piece of it is really a game changer that is determining the long-term viability of those operations. So we want to take time to get that right because it is such a big important part of it. Our Turkish operations are absolutely the leaders anywhere in the world of the flexible packaging business. I think, you know, some of you have seen details over the years of what these factories can do. They’re large in scale. They have differentiated capabilities. This is a product—it’s not like a steel drum or a highly engineered product that is made by a team; this is handmade, and that handmade nature is—there is a learning curve, an experience curve over time that is required to be able to make the quality of products needed for the customer segments that we participate in. The reason why customers value Greif FPS and our Turkish operations is because of the quality level that we can achieve. Their dependency on those Turkish operations is quite high, and we wanted to take time to make sure that we get that labor model right so that we can understand the competitive basis and then go through the rest of that strategic plan.

So we may be delayed a quarter or some months, but we want to make sure that we get to the right answer because they’re important decisions and, you know, some of the implications have been highlighted here. We want to make sure that we make—you know, provide the right basis to make the right investment decisions.

Scott Griffin, Vice President, Communications

Thank you, Dano, and thank you, audience, for the Q&A. We’re now going to turn it back over to David Fischer, President and CEO. David?

David Fischer, President and Chief Executive Officer

Well, thank you all for your attendance today. As I mentioned at the outset of this presentation, we had a couple of takeaways we wanted you to glean from our presentation. One of them is the makeup of our portfolio and moves we are making within our portfolio. Number two, we wanted to carry you down a path that we’ve been down before in this type of transformation. And most importantly, we hope this gives you an idea of head winds we are facing, like currency and that sort of thing. We now have the team in place and we have a great plan to go create value, and I hope you’re there when the transformation takes hold and you reap some of that value for the folks you represent. So thank you very much for your attendance.